UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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APPLIED INDUSTRIAL TECHNOLOGIES, INC.

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APPLIED INDUSTRIAL TECHNOLOGIES, INC.

1 APPLIED PLAZA

CLEVELAND, OHIO 44115

(216) 426-4000

www.applied.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We are pleased to invite you to the 2012 annual meeting of the shareholders of Applied Industrial Technologies, Inc. The meeting will be at our headquarters, 1 Applied Plaza, East 36th Street and Euclid Avenue, Cleveland, Ohio, 44115 on Tuesday, October 23, 2012, at 10:00 a.m., Eastern Time. The meeting will be held for the following purposes:

1.	To elect four directors for a three-year term;

2.	To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers as disclosed in the attached proxy statement; and

3.	To ratify the Audit Committee’s appointment of independent auditors for the fiscal year ending June 30, 2013.

Shareholders of record at the close of business on August 27, 2012, are entitled to vote at the meeting. The transfer books will not be closed. A list of shareholders as of the record date will be available for examination at the meeting.

The attached proxy statement describes the business of the meeting and provides information about our corporate governance.

Fred D. Bauer

Vice President-General Counsel

& Secretary

September 7, 2012

YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, VIA THE INTERNET, OR BY EXECUTING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on October 23, 2012.

The Proxy Statement and 2012 Annual Report to Shareholders are available at

www.applied.com/proxy

PROXY STATEMENT

INTRODUCTION AND VOTING INFORMATION

In this statement, “we,” “our,” “us,” and “Applied” all refer to Applied Industrial Technologies, Inc., an Ohio corporation. Our common stock, without par value, is listed on the New York Stock Exchange with the ticker symbol “AIT.”

What is the proxy statement’s purpose?

The proxy statement summarizes information you need to vote at our 2012 annual meeting of shareholders to be held on Tuesday, October 23, 2012, at 10:00 a.m., Eastern Time, at our headquarters, and any adjournment of that meeting. We are sending the proxy statement to you because Applied’s Board of Directors is soliciting your proxy to vote your shares at the meeting. The proxy statement and the accompanying proxy card are being sent to record date shareholders on or about September 7, 2012.

On what matters are shareholders voting?

1.	To elect four directors for a three-year term;

2.	To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers as disclosed in the proxy statement; and

3.	To ratify the Audit Committee’s appointment of independent auditors for the fiscal year ending June 30, 2013.

Who may vote and what constitutes a quorum at the meeting?

Only shareholders of record at the close of business on August 27, 2012, may vote. As of that date, there were 42,006,028 outstanding shares of Applied common stock, without par value. The holders of a majority of those shares will constitute a quorum. A quorum is necessary for valid action to be taken at the meeting.

We have no class or series of shares outstanding other than our common stock.

How many votes do I have?

Each shareholder is entitled to one vote per share.

How do I vote?

The answer depends on whether you hold shares directly in your name, or through a broker, trustee, or other nominee, such as a bank.

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Shareholder of record. If your shares are registered in your name with our registrar, Computershare Trust Company, N.A., you are the shareholder of record and these proxy materials have been sent directly to you. You may vote in person at the meeting. You may also grant us your proxy to vote your shares by telephone, via the Internet, or by mailing your signed proxy card in the postage-paid envelope provided. The card provides voting instructions.

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Beneficial owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then that other person is considered the shareholder of record. We sent these proxy materials to that other person, and they have been forwarded to you with a voting instructions card. As the shares’ beneficial owner, you have the right to direct your broker, trustee, or other nominee how to vote, and you are also invited to attend the meeting. Please refer to the information your broker, trustee, or other nominee provided to see what voting options are available to you.

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Beneficial owner of shares held in Applied’s Retirement Savings Plan or Supplemental Defined Contribution Plan. If you own shares in one of these company plans, then you may direct the plan’s trustee how to vote your shares by telephone, via the Internet, or by mailing in your signed voting instructions card.

Votes submitted by telephone or online for shares held in the Retirement Savings Plan or Supplemental Defined Contribution Plan must be received by Thursday, October 18, 2012; votes by telephone or online for other shares must be received by Monday, October 22, 2012.

If you attend the meeting and vote in person, a ballot will be available when you arrive. If, however, your shares are held in the name of your broker, trustee, or other nominee, you must bring a valid proxy from that party giving you the right to vote the shares.

What if I don’t indicate my voting choices?

If Applied receives your proxy in time to use at the meeting, your shares will be voted according to your instructions. If you have not indicated otherwise on the proxy, your shares will be voted as the Board of Directors recommends on the matters identified above. In addition, the proxies will vote your shares according to their judgment on other matters brought before the meeting.

What effect do abstentions and broker non-votes have?

Brokers holding shares for beneficial owners must vote the shares according to the owners’ instructions. If instructions are not received, then brokers may vote the shares at their discretion, except if New York Stock Exchange (“NYSE”) rules preclude brokers from exercising discretion relative to a specific type of proposal – this results in a “broker non-vote.”

Abstentions and broker non-votes will affect voting at the meeting as follows:

•	Item 1. Broker non-votes will not impact the vote’s outcome because, pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected.

•	Item 2. Approval of the company’s executive compensation requires that more votes be cast for the proposal than against the proposal. Abstentions and broker non-votes will not affect the outcome.

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Item 3. The affirmative vote of a majority of the votes cast at the meeting is required to approve Item 3. In determining votes cast on the item, abstentions will not count as votes cast and, accordingly, will not affect the outcome. Brokers have discretionary authority to vote on Item 3, so there will be no broker non-votes on that item.

What happens if a director candidate receives less than a majority of the votes cast?

Applied has a majority voting policy applicable to uncontested director elections. If a nominee receives a greater number of votes “withheld” than votes “for” his or her election, then promptly following certification of the shareholder vote the nominee shall submit, in writing, to the Board’s Chairman, his or her resignation as a director. The Chairman shall promptly communicate the submission to the Board’s Corporate Governance Committee. Notwithstanding the resignation, the

Corporate Governance Committee may recommend to the Board that the nominee be asked to serve as a director for his or her term of election and under such arrangements as are approved by the committee. If the committee fails to make such a recommendation within 30 days following certification of the shareholder vote, or if the committee earlier determines to accept the resignation, the director’s resignation shall be effective as of that date. If the Corporate Governance Committee recommends that the director be asked to serve his or her term notwithstanding the majority withheld vote, the Board shall act promptly (and in any event, within 90 days following certification of the shareholder vote) on the recommendation.

Additional information about the policy is included in Applied’s Board of Directors Governance Principles and Practices, available via hyperlink from the investor relations area of Applied’s website at www.applied.com.

What does it mean if I receive multiple sets of proxy materials?

Receiving multiple sets usually means your shares are held in different names or different accounts. Please respond to all of the proxy solicitation requests to ensure all of your shares are voted.

May I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by notifying Applied’s Secretary in writing, voting a second time by telephone or via the Internet, returning a later-dated proxy card, or voting in person. Your presence at the meeting will not by itself revoke the proxy.

Who pays the costs of soliciting proxies?

Applied pays these costs. We will also pay the standard charges and expenses of brokers or other nominees for forwarding these materials to, and obtaining proxies from, beneficial owners. Directors, officers, and other employees, acting on our behalf, may solicit proxies. We have also retained Morrow & Co., LLC, at an estimated fee of $7,500 plus expenses, to aid in soliciting proxies from brokers and institutional holders. In addition to using the mail, proxies may be solicited personally and by telephone, facsimile, or other electronic means.

Who counts the votes?

Computershare Trust Company, N.A., will be the inspector of election and tabulate the votes.

ITEM 1 — ELECTION OF DIRECTORS

Applied’s Code of Regulations divides our Board of Directors into three classes. The directors in each class are elected for three-year terms so that the term of one class expires at each annual meeting. At the 2012 annual meeting, the shareholders will elect directors for a three-year term expiring in 2015 or until their successors have been elected and qualified. Pursuant to Ohio law, the properly nominated candidates receiving the greatest number of votes will be elected.

The Board’s Corporate Governance Committee recommended, and the Board has nominated, four incumbents for election as directors: Peter A. Dorsman, J. Michael Moore, Vincent K. Petrella, and Dr. Jerry Sue Thornton. Dr. Thornton and Messrs. Dorsman and Moore were most recently elected at the 2009 annual meeting and their terms expire this year. The Board renominated them following the Corporate Governance Committee’s review and evaluation of their performance.

Mr. Petrella was elected to the Board in July 2012 and his term also expires at this annual meeting. Dan P. Komnenovich was elected to the Board in July as well, for a term expiring in 2013. The Board added the two after taking into consideration that, pursuant to Board policy, outside directors must tender their retirement effective at the annual meeting immediately following the director’s attainment of age 72, and that several directors are approaching that age.

The directors serving for terms expiring in 2013 and 2014 will continue in office.

The proxies named on the proxy card accompanying the materials sent to shareholders of record intend to vote for the four nominees unless authority is withheld. If a nominee becomes unavailable to serve, the proxies reserve discretion to vote for any other person or persons who may be nominated at the meeting and/or to vote to reduce the number of directors. We are not aware of any existing circumstance that would cause a nominee to be unavailable to serve.

The Board of Directors recommends that the shareholders vote FOR the nominees.

Below we show background information about the nominees and the directors continuing in office. Unless otherwise stated, the individuals have held the positions indicated for at least the last five years. We also include a summary of reasons our Board concluded, as of the date of this proxy statement, that the respective director or nominee should serve as an Applied director, in light of our business and governance structure. The summaries are not comprehensive, but describe the primary experiences, attributes, and skills that the Board believes qualify the individuals to continue as directors. In addition to the qualifications referred to below, we believe each individual has a reputation for integrity, honesty, and high ethical standards, and has demonstrated strong business judgment.

Nominees for Election as Directors with Terms Expiring in 2015

Peter A. Dorsman

Director since 2002, member of Corporate Governance Committee

Business Experience. Mr. Dorsman, age 57, has been Executive Vice President and Chief Quality Officer for NCR Corporation (NYSE: NCR) since July 2012. NCR is a global technology company providing assisted and self-service solutions and comprehensive support services that address the needs of retail, financial, travel, healthcare, hospitality, entertainment, and gaming organizations throughout the world. Mr. Dorsman leads NCR Services, a leading global provider of outsourced and managed service offerings. He is also responsible for customer experience, continuous improvement, and quality throughout NCR. Prior to his current role, he was NCR’s Executive Vice President, Industry Solutions Group and Global Operations from November 2011 to July 2012 and before then served as NCR’s Senior Vice President, Global Operations.

Qualifications. Mr. Dorsman has broad experience in marketing, sales, strategy, and operations. At NCR, a multi-billion dollar company, he leads 11,000 service professionals serving customers in over 90 countries. In his role as Chief Quality Officer, he is also charged with leading NCR’s efforts to provide consistent, world-class service delivery, products, and solutions. With his diverse background and expertise, he contributes insights about many aspects of our business operations and initiatives.

J. Michael Moore

Director since 1997, member of Audit Committee

Business Experience. Mr. Moore, age 69, is President of Oak Grove Consulting Group, Inc. He was Chairman and Chief Executive Officer of Invetech Company, a distributor of bearings, mechanical and electrical drive system products, industrial rubber products, and specialty maintenance and repair products, prior to its acquisition by Applied in 1997.

Qualifications. Mr. Moore was the longtime Chairman and Chief Executive Officer of Invetech, an industrial distributor and direct competitor of Applied’s. After Applied acquired Invetech, Mr. Moore continued to participate in industry trade associations, and served as board chairman of the National Association of Wholesaler-Distributors. His firsthand experience with the operational, financial, and marketplace dynamics of Applied’s industry makes him a key contributor to the Board’s business discussions. In addition, Mr. Moore’s career includes service as Invetech’s Chief Financial Officer and as a board member, and chairman, of the Detroit branch of the Federal Reserve Bank of Chicago.

Vincent K. Petrella

Director since 2012, member of Audit Committee

Business Experience. Mr. Petrella, age 52, is Senior Vice President, Chief Financial Officer and Treasurer of Lincoln Electric Holdings, Inc. (NASDAQ: LECO). Lincoln Electric engages in the design, manufacture, and sale of welding, cutting, and brazing products worldwide.

Qualifications. As one of Lincoln Electric’s top executives, Mr. Petrella has helped lead the company’s global expansion over the last decade. His leadership and operating experience, and his knowledge of industrial distribution in North America and abroad, position him to be a key contributor to discussions about Applied’s strategy. In addition, Mr. Petrella’s finance and accounting background (before joining Lincoln Electric he was a Certified Public Accountant with an international public accounting firm) and his current service as Chief Financial Officer for a multi-billion dollar public company make him a fine addition to the Board and the Audit Committee.

Dr. Jerry Sue Thornton

Director since 1994, member of Audit Committee

Business Experience. Dr. Thornton, age 65, is President of Cuyahoga Community College, the largest multi-campus community college in Ohio.

Other Directorships in Previous 5 Years. American Greetings Corporation (NYSE: AM), RPM, Inc. (NYSE: RPM), National City Corporation (formerly NYSE: NCC; until 2009)

Qualifications. Dr. Thornton is a preeminent educator with significant experience in career training. Our workforce is our most important resource, and her background and skills help the Board monitor Applied’s efforts to maximize our associates’ potential. Having served as Cuyahoga Community College’s President for over 20 years, overseeing a budget of over $330 million, she also contributes broad general management skills to Applied’s Board. In addition, Dr. Thornton has extensive service as a director of other NYSE-listed companies, including participation on numerous key board committees.

Continuing Directors with Terms Expiring in 2013

William G. Bares

Director since 1986, member of Executive Organization & Compensation Committee

Business Experience. Mr. Bares, age 71, retired as Chairman and Chief Executive Officer of The Lubrizol Corporation (formerly NYSE: LZ) in 2004. Lubrizol is a premier specialty chemical company focused on providing innovative technology to global transportation, industrial, and consumer markets.

Other Directorship in Previous 5 Years. KeyCorp (NYSE: KEY; until 2011)

Qualifications. Mr. Bares has demonstrated success in business and strong public company leadership skills, serving as Lubrizol’s Chairman and Chief Executive Officer for eight years and President for over 20 years. In those roles, he directed his company’s global expansion, including making significant business acquisitions and overseeing their financing. As a member of several public company boards during his career, he has chaired numerous key committees and has also served as the lead or presiding director.

L. Thomas Hiltz

Director since 1981, member of Corporate Governance and Executive Committees

Business Experience. Mr. Hiltz, age 66, is an attorney in Covington, Kentucky and is one of five trustees of the H.C.S. Foundation, a charitable trust which has sole voting and dispositive power with respect to 500,000 shares (as of June 30, 2012) of Applied stock.

Other Directorship in Previous 5 Years. Great American Financial Resources, Inc. (formerly NYSE: GFR; 2007-2008)

Qualifications. Mr. Hiltz’s background as a practicing lawyer and fiduciary includes diverse experience with business transactions, including mergers and acquisitions, and board governance. In addition to his service for Great American Financial Resources, Inc. (prior to its acquisition by American Financial Group, Inc.), he has served as a director of numerous private companies, some with significant minority shareholder bases, and led those boards in overseeing large corporate transactions. Mr. Hiltz also is the Board’s longest-serving member, contributing to Board deliberations an institutional memory stretching back several generations of executive teams.

Edith Kelly-Green

Director since 2002, member of Corporate Governance Committee

Business Experience. Until her retirement in 2003, Ms. Kelly-Green, age 59, was Vice President and Chief Sourcing Officer of FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation (NYSE: FDX).

Qualifications. Ms. Kelly-Green has significant procurement and logistics experience from her service with FedEx Express, where she was successful in designing and enhancing the company’s extensive internal supply chain processes. Because Applied is a distributor, the processes of buying, inventorying, and transporting products are critical to our business. In addition, her career began in the field of accounting as a Certified Public Accountant with an international public accounting firm and she served as Vice President-Internal Audit with FedEx Corporation. Ms. Kelly-Green’s skills and background in these areas make her well-suited for our company and Board.

Dan P. Komnenovich

Director since 2012, member of Corporate Governance Committee

Business Experience. Mr. Komnenovich, age 60, has been President and Chief Executive Officer of Aviall, Inc. since January 2010. Aviall, a wholly owned subsidiary of The Boeing Company (NYSE: BA), is one of the world’s largest providers of new aviation parts and related aftermarket operations. It also provides maintenance for aviation batteries, wheels, and brakes, as well as hose assembly, kitting, and paint-mixing services, and offers a complete set of supply chain and logistics services, including order processing, stocking and fulfillment, automated inventory management, and reverse logistics to OEMs and customers. From 2000 until January 2010, he was Aviall’s Executive Vice President and Chief Operating Officer.

Qualifications. Mr. Komnenovich leads a global multi-billion dollar distribution company which has grown significantly during his service as a senior executive. He brings to our Board extensive experience with distribution sales, marketing, operations, supply chain management, and logistics. Earlier in his career, Mr. Komnenovich was a Certified Public Accountant and served in finance and accounting roles with various companies.

Continuing Directors with Terms Expiring in 2014

Thomas A. Commes

Director since 1999, member of Audit and Executive Committees

Business Experience. Until his retirement in 1999, Mr. Commes, age 70, was President and Chief Operating Officer, and a director, of The Sherwin-Williams Company (NYSE: SHW), a manufacturer, distributor, and retailer of paints and painting supplies. His career included service as that company’s Chief Financial Officer.

Other Directorships in Previous 5 Years. Agilysys, Inc. (NasdaqGS: AGYS), U-Store-It Trust (NYSE: YSI; until 2008)

Qualifications. Mr. Commes has an extensive background in finance and accounting through his education and work as a Certified Public Accountant with an international public accounting firm and later as a financial executive for several large retailers, culminating in his role as Sherwin-Williams’ Chief Financial Officer. Mr. Commes then served as President and Chief Operating Officer of Sherwin-Williams, a multi-billion dollar company, for over a decade. From these experiences, he brings to the Board in-depth knowledge of business operations, including the logistics of operating a network of distribution centers and sales outlets, a fundamental characteristic of our business. He also has extensive acquisitions and financing experience. This knowledge and experience, along with his service on other public company boards, make him well-suited for our Board and, in particular, the Audit Committee, which he chairs.

John F. Meier

Director since 2005, Board Chairman since 2011, member of Executive Organization & Compensation and Executive Committees

Business Experience. Until his retirement in July 2011, Mr. Meier, age 64, was Chairman and Chief Executive Officer of Libbey Inc. (NYSE Amex: LBY), a leading supplier of glass tableware products in the U.S., Canada, and Mexico, in addition to supplying to other key international markets.

Other Directorships in Previous 5 Years. Cooper Tire & Rubber Company (NYSE: CTB), Libbey Inc. (until 2011)

Qualifications. Mr. Meier served as Libbey’s Chairman and Chief Executive Officer for 18 years, leading the company through significant business acquisitions and international expansion. He brings to the Board broad general management and marketing experience, including considerable experience working with distributors in markets throughout the world. He also contributes knowledge and skills acquired through service on other public company boards, making him an effective Chairman of our Board.

Neil A. Schrimsher

Director since 2011, member of Executive Committee

Business Experience. Mr. Schrimsher, age 48, joined Applied as our Chief Executive Officer in October 2011. From February 2010 to August 2011, Mr. Schrimsher was Executive Vice President of Cooper Industries plc (NYSE: CBE), a global electrical products manufacturer, where he led Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. He was President of Cooper Lighting, Inc. throughout the period from 2006 to December 2010. Prior to joining Cooper in 2006, he was an executive for Siemens Energy & Automation, Inc., part of Siemens AG, the global electronics and electrical engineering company.

Qualifications. Mr. Schrimsher is the only Applied executive to serve on the Board. Since joining Applied as our Chief Executive Officer, he has acquired a deep understanding of the company’s businesses, its markets, and the competitive landscape. From his prior employment, Mr. Schrimsher brings to Applied and its Board broad leadership experience, including the management of worldwide operations, distribution management, strategic planning and analysis, manufacturing, engineering, supply chain management, and sourcing.

Peter C. Wallace

Director since 2005, member of Executive Organization & Compensation and Executive Committees

Business Experience. Mr. Wallace, age 58, is President and Chief Executive Officer, and a director, of Robbins & Myers, Inc. (NYSE: RBN). Robbins & Myers is a leading designer, manufacturer, and marketer of highly engineered, application-critical equipment and systems for the energy, chemical, pharmaceutical, and industrial markets worldwide. Prior to joining Robbins & Myers, Mr. Wallace was President and Chief Executive Officer of IMI Norgren Group, a manufacturer of sophisticated motion and fluid control systems for original equipment manufacturers.

Other Directorships in Previous 5 Years. Robbins & Myers, Inc., Rogers Corporation (NYSE: ROG; since 2010)

Qualifications. Mr. Wallace has a wide and varied background as a senior executive in global industrial equipment manufacturing. He brings to the Board the perspective of someone familiar with all facets of worldwide business operations, including the experience of leading a NYSE-listed company. Prior to joining Robbins & Myers, Mr. Wallace had global responsibilities for equipment manufacturers with product lines that Applied (and others) represented as a distributor in the fluid power and power transmission component fields. In those roles, he developed significant knowledge about Applied’s industry, including the dynamics of the relationships between industrial product manufacturers and their distributors. These experiences and knowledge, along with his service on other NYSE-listed company boards, enhance Mr. Wallace’s contributions and value to our Board.

CORPORATE GOVERNANCE

Corporate Governance Documents

Applied’s Internet address is www.applied.com. The following corporate governance documents are available free of charge via hyperlink from the website’s investor relations area:

•	Code of Business Ethics,

•	Board of Directors Governance Principles and Practices,

•	Director Independence Standards, and

•	Charters for the Audit, Corporate Governance, and Executive Organization & Compensation Committees of our Board.

Director Independence

Under the NYSE corporate governance listing standards, a majority of Applied’s directors must satisfy the NYSE criteria for independence. In addition to having to satisfy stated minimum requirements, no director qualifies under the standards unless the Board affirmatively determines the director has no material relationship with Applied. In assessing a relationship’s materiality, the Board has adopted categorical standards, which may be found via hyperlink from our website’s investor relations area.

The Board has determined that all the directors other than Mr. Schrimsher, our Chief Executive Officer, meet these independence standards.

Director Attendance at Meetings

During the fiscal year ended June 30, 2012, the Board had eight meetings. Each director attended at least 75% of the total number of meetings of the Board and all committees on which he or she served.

Applied expects its directors to attend the annual meeting of shareholders, just as they are expected to attend Board meetings. All the directors attended last year’s annual meeting.

Meetings of Non-Management Directors

Applied’s non-management directors meet in executive sessions without management, typically at every regular Board meeting. Mr. Meier, the Board’s independent Chairman, calls and serves as the presiding director of the sessions. On the independent directors’ behalf, the Chairman provides feedback to management from the sessions, collaborates with management in developing Board meeting schedules and agendas, and performs other duties as determined by the Board or the Corporate Governance Committee.

Board Leadership Structure

The Board periodically evaluates its leadership structure under the circumstances existing at the time. In fiscal 2012, our former Chairman & Chief Executive Officer, David L. Pugh, retired after more than a decade in those roles and Applied hired a new Chief Executive Officer from outside the company, Mr. Schrimsher. With this change in executive leadership, the Board concluded it would be in the best interests of Applied and its shareholders at this time to separate the positions of Chairman of the Board and Chief Executive Officer and to have an independent director serve as Chairman.

In December 2011, the Board elected Mr. Meier its Chairman.

Committees

The Board’s Audit, Corporate Governance, and Executive Organization & Compensation Committees are composed solely of independent directors, as defined in the NYSE listing standards and Applied’s categorical standards, and, in the case of the Audit Committee, under applicable federal securities laws.

The committee members’ names and number of meetings held in fiscal 2012 follow:

Committee	Members	Number of Meetings
Audit Committee	Thomas A. Commes, chair J. Michael Moore Vincent K. Petrella (since July 2012) Dr. Jerry Sue Thornton	4
Corporate Governance Committee	L. Thomas Hiltz, chair Peter A. Dorsman Edith Kelly-Green Dan P. Komnenovich (since July 2012)	9
Executive Organization & Compensation Committee	Peter C. Wallace, chair William G. Bares John F. Meier	8

We briefly describe each committee below. The committees’ charters, posted via hyperlink from the investor relations area of Applied’s website, contain more detailed descriptions. The Board also has a standing Executive Committee which, during the intervals between Board meetings and subject to the Board’s control and direction, possesses and may exercise the Board’s powers. The Executive Committee, whose members include the Board’s Chairman, the Chief Executive Officer, and the committee chairs, did not meet in fiscal 2012.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to the integrity of Applied’s accounting, auditing, and reporting processes. The committee appoints, determines the compensation of, evaluates, and oversees the work of the independent auditor, reviews the auditor’s independence, and approves non-audit work to be performed by the auditor. The committee also reviews, with management and the auditor, annual and quarterly financial statements, the scope of the independent and internal audit programs, audit results, and the adequacy of Applied’s internal accounting and financial controls.

The Board has determined that each Audit Committee member is independent for purposes of section 10A of the Securities Exchange Act of 1934 and that Messrs. Commes and Petrella are “audit committee financial experts,” as defined in Item 407(d)(5) of Securities and Exchange Commission (“SEC”) Regulation S-K.

The Audit Committee’s report is on pages 48-49 of this proxy statement.

Corporate Governance Committee. The Corporate Governance Committee assists the Board by reviewing and evaluating potential director nominees, Board and Chief Executive Officer performance, Board governance, director compensation, compliance with laws, public policy matters, and other issues. The committee also administers long-term incentive awards to directors under the 2011 Long-Term Performance Plan.

Executive Organization & Compensation Committee. The Executive Organization & Compensation Committee monitors and oversees Applied’s management succession planning and leadership development processes, nominates candidates for the slate of officers to be elected by the Board, and reviews, evaluates, and approves the executive officers’ compensation and benefits. The committee also administers incentive awards to executives under the 2011 Long-Term Performance Plan, including the annual executive incentive plans. Pay Governance LLC serves as the committee’s independent executive compensation consultant.

In approving the officers’ compensation and benefits, the committee bases its decisions on a number of considerations, including the following: the committee’s own reasoned judgment; peer group and market survey information and recommendations provided by the independent consultant; and recommendations from Applied’s Chief Executive Officer as to the other officers’ compensation and benefits.

For more information on the committee, please read, beginning on page 17, the “Compensation Discussion and Analysis” portion of this proxy statement.

Board’s Role in Risk Oversight

Risk is inherent in every enterprise, and Applied faces many risks of varying size and intensity. While management is responsible for day-to-day management of those risks, the Board, as a whole and through its committees, oversees and monitors risk management. In this role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that robust communication with management is essential for risk management oversight. Senior management attends quarterly Board meetings and responds to directors’ questions or concerns about risk management-related and other matters. At these meetings, management regularly presents to the Board on strategic matters involving our operations, and the directors and management engage in dialogue about the company’s strategies, challenges, risks, and opportunities. The non-management directors also meet regularly in executive session without management to discuss a variety of topics, including risk.

While the Board is ultimately responsible for risk oversight, the committees assist the Board in fulfilling its responsibility in the areas described below, with each committee chair presenting reports to the Board regarding the committee’s deliberations and actions.

•	The Audit Committee assists with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements.

•	The Executive Organization & Compensation Committee assists with respect to management of risks related to executive succession and arising from our executive compensation policies and programs.

•

The Corporate Governance Committee assists with respect to management of risks associated with Board organization and membership, and other corporate governance matters, as well as company culture and ethical compliance.

We have assessed the risks arising from Applied’s compensation policies and practices for employees, including the executive officers. The findings were reviewed with the Executive Organization & Compensation Committee. Based on the assessment, we believe our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on Applied.

Communications with Board of Directors

Shareholders and other interested parties may communicate with any director by writing to that individual c/o Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. In addition, they may contact the non-management directors or key Board committees by e-mail, anonymously if desired, through a form located in the investor relations area of Applied’s website at www.applied.com. The Board has instructed Applied’s Secretary to review these communications and to exercise his judgment not to forward correspondence such as routine business inquiries and complaints, business solicitations, and frivolous communications.

Director Nominations

In identifying and evaluating director candidates, the Corporate Governance Committee first considers Applied’s developing needs and the desired characteristics of a new director, as determined from time to time by the committee. The committee then considers various attributes of candidates, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs. From time to time, the committee engages a professional search firm, to which it pays a fee, to assist in identifying and evaluating potential nominees to the Board; most recently, such a firm assisted the committee with the selection of Messrs. Komnenovich and Petrella.

The committee will also consider qualified director candidates recommended by our shareholders. Shareholders can submit recommendations by writing to Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115. For consideration by the committee in the annual director nominating process, shareholders must submit recommendations at least 120 days prior to the first anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting. Shareholders must include appropriate detail regarding the shareholder’s identity and the candidate’s business, professional, and educational background, diversity considerations, and independence. The committee does not intend to evaluate candidates proposed by shareholders differently than other candidates.

Transactions with Related Persons

Applied’s Code of Business Ethics expresses the principle that situations presenting a conflict of interest must be avoided. In furtherance of this principle, the Board has adopted a written policy, administered by the Corporate Governance Committee, for the review and approval, or ratification, of transactions with related persons.

The related party transaction policy applies to any proposed transaction in which Applied is a participant, the aggregate amount involved exceeds $50,000 in a fiscal year, and any director, executive officer or significant shareholder, or any immediate family member of such a person, has a direct or indirect material interest. The policy provides that the Corporate Governance Committee will consider, among other things, whether the transaction is on terms no less favorable than those provided to unaffiliated third parties under similar circumstances, and the extent of the related person’s interest. No director may participate in the discussion or approval of a transaction for which he or she is a related person.

DIRECTOR COMPENSATION

Only non-employee directors receive compensation for service as directors. Mr. Schrimsher, our Chief Executive Officer, does not receive additional compensation for serving as a director.

Compensation Review

The Corporate Governance Committee reviews our directors’ compensation annually. The committee seeks to provide a competitive compensation program to assist with director retention and recruitment. If the committee believes a change is warranted to remain competitive considering the size and nature of our business, then the committee makes a recommendation to the Board of Directors.

The committee bases its recommendations on a number of considerations including published market survey data and the committee’s own reasoned judgment. In general, the committee targets the median director compensation levels for comparably sized companies in similar industries, considering also the time commitments required of directors. A majority of the directors must approve any change.

Management assists the committee by preparing and presenting analyses at its request, but does not play a role in determining or recommending the amount or form of director compensation.

Components of Compensation Program

The primary components of the director compensation program follow:

•	Retainer. Directors earn a $13,750 quarterly retainer ($55,000 annually).

•

Meeting Fees. Directors earn a $1,500 fee for the first Board or committee meeting attended per day, and $500 for each additional meeting attended on the same day, up to a maximum of $2,500 per day. Directors may be similarly compensated if they attend other meetings or telephone conferences at the request of the Chairman, the presiding non-management director, or a committee chair. In addition, Applied pays directors $500 for any action taken by unanimous written consent.

•	Chairman Retainer. The independent Chairman earns an additional $7,500 quarterly retainer.

•

Committee Chair Retainer. The chairs of the Audit Committee, the Corporate Governance Committee, and the Executive Organization & Compensation Committee each earn an additional $1,875 quarterly retainer.

•

Long-Term Incentives. Annually, after reviewing survey data, the Corporate Governance Committee considers long-term incentive awards to the directors. In 2012, the committee awarded each then-current director 2,744 stock options and 1,567 restricted shares under the 2011 Long-Term Performance Plan. The stock options’ exercise price is the closing market price for Applied stock on the grant date. The options are exercisable immediately and expire on the tenth anniversary of the grant date. The restricted shares vest one year after the grant date, subject to conditions as to forfeiture and acceleration of vesting.

•

Deferred Compensation Plan for Non-Employee Directors. Pursuant to the Deferred Compensation Plan for Non-Employee Directors, and subject to Internal Revenue Code (“Code”) section 409A, a director may defer payment of future retainer and meeting fees. Deferred fees are deemed invested, at a director’s option, in Applied stock and/or a money market fund, which earns interest at the prevailing market rate.

At the end of the quarter in which the compensation would otherwise become due and payable, Applied transfers the amount deferred, in either cash or treasury shares (depending on the option chosen), to a grantor trust. In general, distribution of a director’s account commences in the manner — lump sum or up to 10 annual installments — and at the time designated in the director’s election form. The plan prohibits acceleration of distributions and any distribution change must comply with section 409A.

Four directors defer all or a portion of their retainer and meeting fees and elect to invest the fees in Applied stock.

•

Other Benefits. In addition to the items described above, Applied reimburses directors for travel expenses for attending meetings, as well as for expenses incurred in attending director education seminars and conferences. The directors also participate in our travel accident insurance plan and may elect to participate in a contributory health care plan, although the latter benefit is not available to directors who joined the Board after 2010.

Stock Ownership Guideline

Applied expects each non-employee director to maintain, within five years of joining the Board, ownership of Applied shares valued at a minimum of five times the annual retainer fees, or $275,000. In 2012, after reviewing market survey information and considering current best practices, the Corporate Governance Committee adopted this guideline to replace the previous minimum ownership expectation of three times the annual retainer fees, or $165,000.

Directors may hold the shares directly or indirectly, including shares deemed invested in the Deferred Compensation Plan for Non-Employee Directors, but not including unexercised stock options. Each director, except for the two newly elected in July 2012, owns shares valued in excess of the $275,000 guideline.

Director Compensation — Fiscal Year 2012

The following table shows information about non-employee director compensation in 2012. Messrs. Komnenovich and Petrella joined the Board after the end of the fiscal year.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
William G. Bares	77,500	62,320	41,447	0	181,267
Thomas A. Commes	101,000	62,320	41,447	0	204,767
Peter A. Dorsman	90,250	62,320	41,447	0	194,017
L. Thomas Hiltz	95,125	62,320	41,447	25,055	223,947
Edith Kelly-Green	89,500	62,320	41,447	0	193,267
John F. Meier	113,886	62,320	41,447	0	217,653
J. Michael Moore	73,500	62,320	41,447	23,959	201,226
Dr. Jerry Sue Thornton	72,000	62,320	41,447	0	175,767
Peter C. Wallace	113,750	62,320	41,447	0	217,517

(1)	In addition to regular retainers and meeting fees, this column includes amounts paid to members of an ad hoc CEO Transition Committee established to assist with matters involving Mr. Pugh’s retirement and the search for, and hiring of, a new Chief Executive Officer. Upon completing their assignment, the members were paid the following stipends for their service: Mr. Wallace (chair) — $25,000; Mr. Commes — $20,000; and Mr. Meier — $20,000.

(2)	At June 30, 2012, each then-current non-employee director held 1,567 restricted shares of Applied stock. These shares will vest in January 2013. Applied pays dividends on the restricted stock at the same rate paid to all shareholders and the directors hold voting rights for the shares. The amounts in the table represent the aggregate grant date fair value of the 2012 awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”).

(3)	At June 30, 2012, the directors held the corresponding numbers of stock options: Mr. Bares — 44,678; Mr. Commes — 17,293; Mr. Dorsman —14,386; Mr. Hiltz — 44,678; Ms. Kelly-Green — 40,178; Mr. Meier — 25,178; Mr. Moore — 31,178; Dr. Thornton — 44,678; and Mr. Wallace — 25,178. The Corporate Governance Committee awarded each then-current non-employee director 2,744 stock options in 2012. The amounts in the table represent the aggregate grant date fair value of the 2012 awards computed in accordance with FASB ASC Topic 718.

(4)	The amounts for Messrs. Hiltz and Moore reflect the value of health care benefits. Aggregate perquisites and other personal benefits provided to each other outside director did not exceed $10,000 in value and are not required to be reported.

HOLDINGS OF MAJOR SHAREHOLDERS, OFFICERS, AND DIRECTORS

The following table shows beneficial ownership of Applied common stock, as of June 30, 2012, by (i) each person believed by us to own beneficially more than 5% of Applied’s outstanding shares, based on our review of SEC filings, (ii) all directors and nominees, (iii) the named executive officers included in the Summary Compensation Table on page 31, and (iv) all directors, nominees, and executive officers (as of June 30, 2012) as a group.

Name of Beneficial Owner	Shares Beneficially Owned on June 30, 2012 (1)	Percent of Class (%) (2)
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	5,274,625 (3)	12.6
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,147,375 (4)	7.5
Neuberger Berman Group LLC 605 Third Avenue New York, New York 10158	2,965,346 (5)	7.1
Applied Industrial Technologies, Inc. Retirement Savings Plan c/o Wells Fargo Bank, N.A. 901 Marquette Avenue, Suite 500 Minneapolis, Minnesota 55402	2,854,034 (6)	6.8
The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, Pennsylvania 19482-2600	2,524,170 (7)	6.0
William G. Bares	129,490 (8)
Fred D. Bauer	128,268
Thomas A. Commes	60,239
Peter A. Dorsman	57,401
Mark O. Eisele	195,248
L. Thomas Hiltz	578,963 (9)	1.4
Edith Kelly-Green	78,890
Dan P. Komnenovich (elected to Board in July 2012)	0
John F. Meier	46,783
Benjamin J. Mondics	161,653
J. Michael Moore	95,300 (10)
Vincent K. Petrella (elected to Board in July 2012)	0
David L. Pugh (retired in October 2011)	185,529
Jeffrey A. Ramras (retired in June 2012)	112,714
Neil A. Schrimsher (hired and elected to Board in October 2011)	136 (11)
Dr. Jerry Sue Thornton	114,819
Peter C. Wallace	50,898
All Directors, Nominees, and Executive Officers as a Group (19 Individuals)	1,951,740 (12)	4.6

(1)	We have determined beneficial ownership in accordance with SEC rules; however, the holders may disclaim beneficial ownership. Except as otherwise indicated, the beneficial owner has sole voting and dispositive power over the shares. The directors’ and named executive officers’ totals include the following shares that could be acquired within 60 days after June 30, 2012, by exercising vested stock options and stock-settled stock appreciation rights (“SARs”): Mr. Bares — 44,678; Mr. Bauer — 65,675; Mr. Commes — 17,293; Mr. Dorsman — 14,386; Mr. Eisele — 70,325; Mr. Hiltz — 44,678; Ms. Kelly-Green — 40,178; Mr. Meier — 25,178; Mr. Mondics — 94,850; Mr. Moore — 31,178; Mr. Ramras — 66,650; Dr. Thornton — 44,678; and Mr. Wallace — 25,178. The totals also include the following shares held in nonqualified deferred compensation plan accounts for which the beneficial owner has voting, but not dispositive power: Mr. Commes — 14,736; Mr. Dorsman — 30,325; Mr. Eisele —6,929; Ms. Kelly-Green — 5,101; Mr. Meier — 9,474; Mr. Moore — 26,204; Mr. Ramras — 21,302; Dr. Thornton — 21,312; and Mr. Wallace —13,664. Each non-employee director’s total also includes 1,567 restricted shares of stock, for which the director has voting but not dispositive power. The executive officers’ totals do not include unvested restricted stock unit holdings.

(2)	Does not show percent of class if less than 1%.

(3)	Royce & Associates, LLC, reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 7, 2012.

(4)	BlackRock, Inc. reported its share ownership, including shares beneficially owned by affiliated entities, in a Schedule 13G filed with the SEC on February 13, 2012.

(5)	Neuberger Berman Group LLC reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 6, 2012, indicating it had sole voting and shared dispositive power for 2,663,854 shares, and no voting but shared dispositive power for 301,492 shares.

(6)	The trustee of the Applied Industrial Technologies, Inc. Retirement Savings Plan, a tax-qualified defined contribution plan with a Code section 401(k) feature, holds shares for the benefit of plan participants. Participants may vote all shares allocated to their accounts and also vote on a pro rata basis, as named fiduciaries, shares for which no voting instructions are received.

(7)	The Vanguard Group, Inc. reported its share ownership, including shares beneficially owned by affiliated entities, in a Form 13F filed with the SEC on August 13, 2012, indicating it had sole voting and shared dispositive power for 57,484 shares, and no voting but sole dispositive power for 2,465,186 shares.

(8)	Includes 5,062 shares owned by Mr. Bares’ wife, who has sole voting and dispositive power.

(9)	Includes 500,000 shares held by the H.C.S. Foundation, a charitable trust of which Mr. Hiltz is one of five trustees, with sole voting and dispositive power. Pursuant to a Schedule 13D filed by the H.C.S. Foundation in 1989, the trustees, including Mr. Hiltz, disclaimed beneficial ownership of those shares.

(10)	Includes 1,262 shares held by an irrevocable family trust of which Mr. Moore disclaims beneficial ownership.

(11)	Mr. Schrimsher held 77,900 unvested restricted stock units and 87,600 unvested SARs at June 30, 2012.

(12)	Includes 651,919 shares that could be acquired by the individuals within 60 days after June 30, 2012, by exercising vested stock options and SARs. In determining share ownership percentage, these stock option and SAR shares are added to both the denominator and the numerator. Also includes 61,035 shares held by Applied’s Retirement Savings Plan for the executive officers’ benefit; these shares are included too in the figure shown for the plan’s holdings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section provides details about the compensation program for Applied’s executive officers. It describes the company’s compensation philosophy and objectives, roles and responsibilities in making compensation decisions, the components of compensation, and the reasons for compensation adjustments, incentive payments, and long-term incentive grants made in fiscal year 2012.

It focuses in particular on 2012 compensation arrangements for the following executive officers (the “named executive officers”):

•	Neil A. Schrimsher, Chief Executive Officer (hired in October 2011)
•	Benjamin J. Mondics, President & Chief Operating Officer
•	Mark O. Eisele, Vice President-Chief Financial Officer & Treasurer
•	Fred D. Bauer, Vice President-General Counsel & Secretary
•	Jeffrey A. Ramras, Retired Vice President-Supply Chain Management (retired in June 2012)
•	David L. Pugh, Retired Chairman & Chief Executive Officer (retired in October 2011)

This discussion and analysis should be read in conjunction with the Summary Compensation Table on page 31, its accompanying footnotes and the additional tables and narrative disclosure that follow the Summary Compensation Table.

Unless otherwise noted, references to years in the “Executive Compensation” section of this proxy statement mean Applied’s fiscal years ending on June 30.

Summary of 2012 Compensation

Although Applied’s shareholders overwhelmingly approved the company’s executive compensation program in last year’s advisory vote, the Board and its Executive Organization & Compensation Committee (the “Committee”) continued to improve the program in 2012. As reflected in the highlights below, the Committee’s 2012 actions strengthened the relationship between overall compensation and performance, promoting alignment with shareholder interests:

•

Direct pay. The Committee left the executive officers’ targeted pay largely unchanged, with only two of the named executive officers receiving adjustments in base salaries and annual incentive target values. Long-term incentive target values for continuing officers were adjusted upward by 5%.

•

Retirement benefits. The Committee froze participation in the Supplemental Executive Retirement Benefits Plan, the company’s executive defined benefit plan, and stopped accruing additional benefits, by virtue of years of service and compensation levels, for existing participants. A more modest defined contribution plan was adopted as a replacement.

•

Other benefits. The Committee eliminated most executive officer personal benefits and perquisites, including automobile allowances, club memberships, financial planning and tax return preparation services, and annual physical examinations.

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Change in control agreements. The Committee terminated change in control agreements for executives below the executive officer level. As a result, the only remaining agreements are with the company’s seven executive officers. All the agreements have “double triggers,” meaning they provide benefits only if the executive’s employment is terminated under certain circumstances following a change in control, as described in “Potential Payments upon Termination or Change in Control” beginning on page 38. The sole new agreement entered into in 2012, with Mr. Schrimsher, does not include a gross-up for excise taxes and it is expected that future agreements will follow suit.

•

Advisory vote to approve executive compensation. The Board adopted an annual shareholder advisory vote to approve Applied’s executive compensation, which is consistent with our shareholders’ frequency preference as expressed at last year’s annual meeting.

Applied’s operating performance continued to improve in 2012, maintaining sales and earnings momentum as reflected below:

	2012	2011	2010	Improvement 2012 vs. 2011
Sales	$2.375 billion	$2.213 billion	$1.893 billion	7.3%
Earnings Before Interest, Tax, Depreciation, and Amortization (“EBITDA”)	$193.2 million	$175.9 million	$134.7 million	9.8%
Net Income	$108.8 million	$96.8 million	$65.9 million	12.4%
After-Tax Return on Assets (“ROA”)	11.8%	11.1%	7.9%	6.3%

Applied’s 2012 sales, EBITDA, and net income set company records. The accomplishments were notable considering that they were achieved while Applied continued its rollout of a company-wide enterprise resource planning system. In addition, with the gains in our stock price, which achieved record highs during the year, and reinvested dividends, our shareholders earned a 5.9% total shareholder return in 2012.

The executive officers’ annual incentive pay, earned approximately at target values, reflected the solid performance. In addition, shares banked for 2012 under the 2011-2013 and 2012-2014 performance share programs exceeded target values, as described below.

Compensation Philosophy and Objectives

As with our overall business, Applied’s primary goal in compensating our executive officers is maximizing long-term shareholder return. In pursuing this goal, we seek to design and to maintain a program that will accomplish the following:

•	Attract and retain qualified and motivated executives by providing compensation that is competitive with our industry peers, and
•	Motivate executives to achieve goals, and to take appropriate risks, consistent with Applied’s business strategies.

Applied is an industrial distributor in a mature market. The business is highly competitive, with many other companies offering the same or substantially similar products and services. In this environment, attracting and retaining talented key employees is critical to our success. For this reason, we aim to design Applied’s executive compensation program to be competitive with other distributors’ programs. We also consider trends and practices outside the industry to understand leading or best practices and their potential implications for Applied.

Applied believes it is important for executives to focus on both short-term and long-term performance to maximize shareholder return. Accordingly, we provide annual and long-term incentive plans designed to align executives’ interests with those of shareholders.

Roles and Responsibilities

Executive Organization & Compensation Committee. The Committee is composed of independent directors and is responsible for the executive compensation program’s design and implementation. The Committee’s duties include the following:

•	Setting compensation components and levels for the Chief Executive Officer and the other executive officers,
•	Overseeing Applied’s executive compensation and benefit plans, including approving annual and long-term incentive awards, and
•	Approving incentive plan goals that use performance metrics and evaluating performance at the end of plan terms to determine whether goals have been achieved.

The Committee routinely receives a tally sheet displaying updated data with respect to the material components of each executive’s compensation and benefits. This enables the Committee to make decisions with respect to each component in the context of total compensation.

Independent Compensation Consultant. Pay Governance LLC serves as the Committee’s independent compensation consultant, assisting the Committee in the following:

•	Establishing the executive compensation program’s components,
•	Analyzing the program’s competitiveness, and
•	Setting each executive officer’s annual target compensation levels.

Pay Governance is engaged by and reports directly to the Committee. The firm’s representative directly interacts with the Committee chair between meetings and participates in meetings and performs assignments as requested. He also communicates with management to obtain information for completing assignments for the Committee. The firm submits its invoices to the chair for approval and payment by Applied.

Pay Governance performed no other work for Applied during the year and received no other compensation from Applied outside its engagement by the Committee.

Management. While the Committee is responsible for the program’s design and implementation, management assists the Committee in several ways.

Key executives may attend portions of Committee meetings at its invitation. They prepare and present analyses at the Committee’s request, and regularly report on Applied’s performance. Our Chief Executive Officer also reports on the other officers’ individual performance and offers recommendations regarding their pay. The Committee sets the officers’ pay in executive session without management present.

Management assists the Committee’s consultant by providing compensation data and other input and helping the consultant understand Applied’s organizational structure, business plans, goals, and performance, and the competitive landscape. Management does not have its own executive compensation consultant.

Executive Compensation Program Overview

Structure. The compensation program for executive officers includes the following components:

•	Base salary,
•	Annual incentives,
•	Long-term incentives,
•	Qualified, nonqualified, and welfare plan benefits, and
•	Change in control and termination benefits.

Base salary, annual incentives, and long-term incentives are the primary components. The Committee sets base salaries to be competitive with market medians for similar positions in peer distribution companies. Annual incentive pay rewards the achievement of annual earnings and cash flow objectives. Longer-term financial goals, stock price appreciation, and executive retention are promoted through long-term incentive awards including performance shares, stock-settled stock appreciation rights (“SARs”), and restricted stock units (“RSUs”). Target annual and long-term incentives aim to reflect market median practices of peers in order to deliver total target compensation in line with the medians of distribution peers.

Applied’s compensation practices reflect our pay-for-performance philosophy. The Committee places the majority of the compensation provided to the named executive officers, including targeted incentive compensation, at risk and tied to company-wide performance. Moreover, incentive compensation generally makes up a greater share of the overall opportunity for executives in more senior positions.

Applied also believes that programs leading to equity ownership ensure that the executives’ interests align with shareholders’. However, to avoid excessive dilution, the Committee manages incentive awards to keep annual share utilization well below 2% of the shares outstanding. The Committee regularly reviews its share utilization in relation to market practices.

The Committee generally determines each executive officer’s base salary, annual incentive target compensation (expressed as a percentage of base salary), and long-term incentive target compensation independently from the other primary components of compensation. Nevertheless, the Committee also reviews data regarding total target cash compensation (salary plus annual incentive target compensation) and total target compensation (salary plus annual incentive target compensation plus long-term incentive target compensation) and considers the information contextually when evaluating each component.

The result is a mix among base salary, annual incentive target compensation, and long-term incentive target compensation, as well as between cash and equity-based incentives, that is aligned with competitive market practices.

The table below shows the allocation (rounded) of the opportunities provided in 2012 to four named executive officers in the forms of base salary, annual incentive target opportunity, and long-term incentive target opportunity (awarded in equity-based instruments). The table does not include Mr. Pugh, who had announced his retirement and was ineligible for incentive awards in 2012, and Mr. Schrimsher, who was hired in October and received one-time cash and equity compensation to induce him to join Applied, as described beginning at page 28.

Name	Base Salary (% of Total)	Annual Incentive Target Opportunity (% of Total)	Long-Term Incentive Target Opportunity (% of Total)
B. Mondics	32	25	43
M. Eisele	39	23	38
F. Bauer	41	22	37
J. Ramras	46	23	31

As reflected in the table, more senior executives have more pay at risk. Looking forward, Mr. Schrimsher, our Chief Executive Officer, earns a higher salary than the other officers, but his compensation is more heavily weighted toward incentive pay. This distinction is appropriate considering his responsibility and influence over Applied’s performance and is typical among the companies in the peer group described below.

Competitive Pay Review in 2012. To help evaluate Applied’s executive compensation, the Committee used a peer group of distribution companies, primarily industrial distributors, believing this group reflects the company’s principal market for senior executives. Comparisons with other distributors provide the Committee greater insight into executive pay and benefits at companies in similar market environments.

With assistance from Pay Governance, the Committee selected a group of 18 companies with fiscal 2010 sales ranging from almost $600 million to $5.5 billion, and median sales of $1.5 billion, compared with Applied’s fiscal 2010 sales of $1.9 billion. These 18 companies were among the 20 companies used in the previous year’s peer group; the remaining two companies had been acquired. Each peer group company disclosed compensation data for its top officers in SEC filings. Management did not participate in selecting the companies.

The 2012 peer group (the “Peer Group”) included the following companies:

AAR Corp. A. M. Castle & Co. Airgas, Inc. Anixter International Inc. Brightpoint, Inc. DXP Enterprises, Inc.	Fastenal Company H&E Equipment Services, Inc. Interline Brands, Inc. Kaman Corporation LKQ Corporation MSC Industrial Direct Co., Inc.	Metals USA Holdings Corp. Olympic Steel, Inc. Park-Ohio Holdings Corp. ScanSource, Inc. WESCO International, Inc. Watsco, Inc.

After the Peer Group was selected, Pay Governance prepared a compensation review and assessment, analyzing the competitiveness of the named executive officers’ target compensation relative to comparable Peer Group data, adjusting the data to reflect Applied’s sales being greater than the Peer Group median. The study identified Peer Group pay for each position at the 10th, 25th, 50th, 75th, and 90th percentile levels. The 50th percentile is referred to here as the “market median” and represents Applied’s target pay objective.

Beyond the Peer Group data, Pay Governance presented other competitive pay data, by position, from surveys of hundreds of companies across many industries, produced by several large compensation consulting firms. The Committee requested this supplemental data as a secondary resource, not for making pay decisions, but to help confirm the reliability of the Peer Group data.

Pay Governance analyzed base salary, annual incentive target compensation, total cash target compensation (base salary plus annual incentive target compensation), long-term incentive target compensation, and total direct target compensation (total cash target compensation plus long-term incentive target compensation).

Pay Governance also compared Applied’s business performance, over one-, three-, and five-year periods, with the Peer Group companies’ performance, considering metrics including sales growth, asset growth, cash flow conversion, EBITDA margin, operating income margin, net income margin, return on assets, return on equity, return on invested capital, net income growth, and total shareholder return. Performance comparisons assist the Committee in examining how Applied’s executive pay aligns with company performance relative to peers.

Using Pay Governance’s study, the Committee evaluated each primary compensation component, by position, against the market. In most years, including 2012, the Committee seeks to compensate the executives near the market median if Applied’s performance targets are met. Sustained performance below target levels should result in realized total compensation below market medians, and performance that exceeds target levels should result in realized total compensation above market medians.

It is important to note, however, that market medians and the ranges around them only represent beginning reference points; the Committee also uses its subjective judgment to adjust targeted compensation to reflect factors such as individual performance and skills, long-term potential, tenure in the position, internal equity, retention considerations, and the position’s importance in Applied’s organization.

Components of Compensation

Base Salary. The Committee observes a general policy that base salaries for executive officers who have been in their positions for at least three years and are meeting performance expectations should be near the market median for comparable positions. As with all components of pay, however, the Committee, using its subjective judgment, sets salaries higher or lower to reward individual performance and skills and other considerations such as those mentioned above.

In 2012, after considering the Peer Group data, executive pay trends in the broader market, and the more subjective factors referenced above, the Committee adjusted base salaries upward for only two named executive officers, by 3% each. The Committee’s actions relative to base salaries were not an indication of its dissatisfaction with the performance of Applied or the individual officers. Rather, it reflected the Committee’s discipline of managing base salaries within the framework of Applied’s pay philosophy and the Peer Group competitive data.

Mr. Pugh was not eligible for a salary increase in 2012. Mr. Schrimsher’s pay is described under “Compensation Arrangements for Mr. Schrimsher” at page 28.

Annual Incentives. Using annual incentive plans, the Committee seeks to reward the executive officers, in cash, for achieving fiscal year goals. In general, the Committee seeks to pay total cash compensation near the market median when Applied meets its performance goals, and to pay substantially above the market median when Applied substantially exceeds its goals. If Applied does not achieve the threshold performance level, then the executive officers do not earn annual incentive pay.

In 2012, each executive officer (except for Messrs. Schrimsher, Mondics, and Pugh, as explained below) participated in the annual Management Incentive Plan. At the beginning of the fiscal year, after the Board reviews Applied’s annual business plan as prepared and presented by management, the Committee discusses proposed objective performance goals for the Management Incentive Plan. The Committee considers the market outlook and the business plan, along with the available opportunities and the attendant risks.

For the 2012 Management Incentive Plan, the Committee set goals tied to the following performance measures:

•	Net income — bottom-line profitability;
•	Cash flow from operations — a cash-based measure of company performance; and
•	Sales to government and government-related customers — one of Applied’s sales initiatives.

Each year, the Committee sets goals it believes are attainable, but that require executives to perform at a consistently high level to achieve target award values. As illustrated in the table below, target and maximum incentive objectives represented significant improvements over results achieved in 2011. The Committee set the following 2012 goals:

Net Income (weighted 65%)	Under $92.05 million	$92.05 million	$108.29 million	$135.36 million
% of Prorated Portion of Target Award	0%	50%	100%	200%
% Improvement Compared with 2011 Result	—	(5)%	12%	40%

Cash Flow from Operations (weighted 25%)	Under $73.95 million	$73.95 million	$87.00 million	$108.75 million
% of Prorated Portion of Target Award	0%	50%	100%	200%
% Improvement Compared with 2011 Result	—	(4)%	13%	42%

Government Sales (weighted 10%)	Under $102 million	$102 million	$120 million	$150 million
% of Prorated Portion of Target Award	0%	50%	100%	200%
% Improvement Compared with 2011 Result	0%	0%	18%	47%

As shown above, payouts for 2012 could have ranged from 0% to 200% of the executive officers’ target award values. The Committee established this range of payouts after considering Pay Governance’s guidance as to market practices. Payouts for each performance measure were to be prorated on a straight-line proportional basis for results falling between the threshold 50%, 100%, and maximum 200% payout levels. In addition, individual payouts were further subject to positive or negative adjustment, up to 20%, based on the Committee’s subjective evaluation of individual performance.

The Committee assigns an annual incentive target, expressed as a percentage of salary, to each executive officer. The Committee maintained target percentages for 2012 at the same levels used for the previous two years; Pay Governance’s review showed that those target percentages approximated market median practices. The 2012 targets for the named executive officers participating in the Management Incentive Plan follow:

Name	Base Salary ($)	Incentive Target (%)	Target Award Value ($)
M. Eisele	438,000	60	262,800
F. Bauer	355,000	53	188,150
J. Ramras	361,000	50	180,500

In connection with other changes in the compensation program, the Committee determined it would be in the company’s best interests to adopt a separate annual incentive arrangement for Mr. Mondics, with the same goals as the Management Incentive Plan. Mr. Mondics’s award was subject to negative (but not positive) adjustment by up to 20%. At the time it adopted his annual incentive arrangement, the Committee considered it probable that it would exercise negative discretion because the initial target award value, as shown below, was intended to be a stretch target achievable only through extraordinary performance:

Name	Base Salary ($)	Incentive Target (%)	Target Award Value ($)
B. Mondics	464,000	78	361,920	*

* At year end, the Committee adjusted Mr. Mondics’s target award value to $301,600, or 65% of base salary.

Later in the year, when Mr. Schrimsher joined Applied, the Committee adopted a separate annual incentive arrangement for him as well, albeit with partial year goals. His arrangement is described under “Compensation Arrangements for Mr. Schrimsher” at page 28. Mr. Pugh was ineligible for incentive awards in 2012, but received a guaranteed bonus for the short period he was employed during the year; he had previously announced his retirement and the Committee sought to induce him to remain with Applied until his successor was elected.

Applied’s performance dictates the amounts paid. In 2012, the executive officers (other than Mr. Schrimsher, as described below) earned annual incentive pay as a result of achieving incentive goals as follows:

Goal	2012 Achievement	Payout as % of Prorated Portion of Target Award
Net Income (weighted 65%)	$108.78 million	101.8
Cash Flow from Operations (weighted 25%)	$90.42 million	115.7
Government Sales (weighted 10%)	$102.45 million	51.2
		Overall Payout as % of Target Award: 100.2%

Annual incentive plan payouts are a component of the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at page 31.

Long-Term Incentives. The Committee made long-term incentive awards to the executive officers under the 2007 Long-Term Performance Plan. Subsequent to those awards, at the 2011 annual meeting, the shareholders adopted the 2011 Long-Term Performance Plan to replace the 2007 plan.

The plans seek to reward executives for achieving long-term goals and authorize incentive awards in a variety of forms. The Committee typically makes awards annually, after the release of the previous fiscal year’s financial results.

As with the other primary compensation components, the Committee sets the awards’ value after reviewing the independent consultant’s target compensation study. In most years, the Committee seeks to provide awards with a targeted value near the market median for equivalent positions, with variation to reward individual performance and skills, as well as to reflect factors such as long-term potential, responsibility, tenure in the position, internal equity, retention considerations, and the position’s importance in Applied’s organization.

The Committee uses long-term incentive awards for purposes of motivation, alignment with long-term company goals, and executive retention. The Committee intends to pay total long-term compensation near the market median when Applied meets its goals and substantially above when Applied substantially exceeds its goals. If goals are not met, then long-term compensation should fall below the market median.

Pay Governance’s study indicated that the long-term incentive target compensation values for most executive officers were below Peer Group median levels. After considering this data, executive pay trends in the broader market, and the more subjective factors referenced above, the Committee approved 5% increases to the long-term incentive target values for Messrs. Mondics, Eisele, Bauer, and Ramras compared with 2011, still, however, leaving them below market median levels. Mr. Pugh was ineligible for incentive awards in 2012.

In 2012, as in previous years, the Committee awarded the target value approximately one-third in SARs, one-third in RSUs, and one-third in three-year stock-settled performance shares. Pay Governance reported that many companies across industries use similar mixes. More importantly, the combination balanced the vehicles’ distinct purposes and reflected the

Committee’s subjective judgment regarding the portion of incentive earnings that should be paid in shares. In addition, in 2012, the Committee issued one-time supplemental RSU grants to Messrs. Mondics, Eisele, Bauer, and Ramras to mitigate the impact of the loss of certain perquisites and personal benefits, as described under “Perquisites and Personal Benefits,” below.

In determining the number of SARs and RSUs to be awarded and performance shares to be targeted, the Committee valued Applied’s shares using a methodology based on the 90-day average closing share price after considering Pay Governance’s input on market practices and the desirability of reducing the impact of short-term stock price volatility. The Grants of Plan-Based Awards table on page 33 shows the number of SARs and RSUs awarded to the named executive officers, as well as the threshold, target, and maximum payouts for the performance shares.

The following paragraphs describe the three types of long-term incentive awards made in 2012, as well as performance under the second year of the 2011-2013 performance shares:

•

SARs. The value of these awards depends on Applied’s stock price growth; until Applied produces financial results that are recognized by the stock market and create gains for all shareholders, SARs have no value to executives. The base stock price is the market closing price on the grant date. Except for certain one-time inducement grants to Mr. Schrimsher, as described on page 28, SARs vest 25% on each of the first through fourth anniversaries of the grant date, subject to continuous employment with Applied. In addition, unvested SARs vest on retirement. SARs expire on the tenth anniversary of the grant date.

The Committee intends for SARs to align the interests of management and shareholders in achieving long-term growth in the value of Applied’s stock by using a form of award the value of which is determined primarily by long-term stock price appreciation. The four-year vesting period, ten-year term, and stock-settled nature of the SARs are consistent with this purpose.

•

RSUs. RSUs are grants valued in shares of Applied stock, but, except with respect to certain RSUs granted to Mr. Schrimsher, as described at page 28, shares are not issued to the executives until the grants vest three years after the award date, assuming continued employment with Applied. The Committee believes that cliff vesting for restricted stock is more demanding than typical market practice, but appropriate considering the awards’ limited ties to performance. The RSUs do vest, however, albeit on a pro rata basis, if an executive retires during the three-year term. Applied pays dividend equivalents on RSUs on a current basis, which rewards management for total returns delivered to shareholders.

The Committee considers RSUs to be a good tool for retaining executives. Because their value will increase or decrease over the three-year vesting period along with Applied’s stock, RSUs also promote efforts to maximize long-term shareholder return.

•

2012-2014 Performance Shares. At the beginning of each three-year performance shares period, the Committee sets a target number of shares of Applied stock to be paid to each executive officer at the end of the period. The actual payout the executive earns is calculated, relative to the target payout, based on Applied’s achievement of objective performance goals. If an executive retires during the three-year term, the performance shares vest on a pro rata basis, tied to the period worked and actual performance.

Each year, as a new three-year period begins, the Committee reviews the business plan and market outlook for the period. Then, after also considering the independent consultant’s guidance as to market practices, the Committee determines the performance measures and goal ranges at which payouts can be earned. The Committee sets goals it believes are attainable without inappropriate risk-taking, but that still require officers to perform on a sustained basis at a consistently high level to achieve the targeted payout.

Payouts can range from 0% to 200% of the target number of shares. The target payout is 100% of the target number assigned to the executive. The Grants of Plan-Based Awards table on page 33 shows the threshold, target, and maximum payouts for the performance shares awarded to the named executive officers in 2012.

Because the payout is measured in number of shares, the value of the award depends on the company’s operating performance and its stock price, motivating the executives throughout the performance period with regard to both measures.

Performance shares are intended to provide incentives to achieve goals over a three-year period. For the 2012-2014 performance shares, the Committee set separate goals for each year of the period, with 75% of an award tied to Applied’s EBITDA and 25% to ROA. EBITDA is calculated from our financial statements by starting with operating income, as shown in the statements of consolidated income, and then adding the following items from the statements of consolidated cash flows: depreciation and amortization of property, amortization of intangibles, amortization of stock option and appreciation rights, and goodwill or intangibles impairment (if any). ROA is calculated by dividing annual net income by average monthly assets for the year. ROA improvements can be achieved by increasing sales, margin, and inventory turnover, all of which are important annual and long-term objectives for industrial distributors.

The Committee considered these financial metrics to be appropriate measures of management’s impact on the company’s operating performance and efficiency over a three-year period. The metrics also balanced the annual incentive plans’ focus on bottom-line results and cash flow.

Each participant’s targeted number of performance shares for the three-year period is, in effect, divided into one-third for each fiscal year. Shares awarded for achievement during a particular fiscal year are then banked for distribution at the end of the three-year term and do not affect distributions for the other years.

The goals for the first year of the performance period, 2012, follow:

EBITDA (weighted 75%)	Under $153.36 million	$153.36 million	$191.70 million	$239.63 million
% of Prorated Portion of Target Share Award	0%	50%	100%	200%
% Improvement Compared with 2011 Result	—	(13)%	9%	36%

ROA (weighted 25%)	Under 9.0%	9.0%	11.3%	14.1%
% of Prorated Portion of Target Share Award	0%	50%	100%	200%
% Improvement Compared with 2011 Result	—	(19)%	2%	27%

As shown above, banked awards could range from 0% to 200% of the executive officers’ target share award values. The Committee established this range after considering Pay Governance’s guidance as to market practices. Awards for each performance measure were to be prorated on a straight-line proportional basis for results falling between the threshold 50%, 100%, and maximum 200% payout levels.

Again, Applied’s performance dictates the amounts awarded. In 2012, as a result of achieving incentive goals, the participants banked awards, to be distributed in shares of Applied stock at the end of 2014, as follows:

2012 Goal	Achievement	Banked Award as % of Target Performance Shares for 2012
EBITDA (weighted 75%)	$193.15 million	103.0
ROA (weighted 25%)	11.8%	117.9
		Overall: 106.7%

•

2011-2013 Performance Shares. The 2012-2014 performance share program, described above, was similar to the 2011-2013 program. The goals for the second year of the 2011-2013 program, established in September 2010, follow:

EBITDA (weighted 75%)	Under $145.28 million	$145.28 million	$181.60 million	$227.00 million
% of Prorated Portion of Target Share Award	0%	50%	100%	200%

ROA (weighted 25%)	Under 8.6%	8.6%	10.8%	13.5%
% of Prorated Portion of Target Share Award	0%	50%	100%	200%

In 2012, the participants banked awards, to be distributed in shares of Applied stock at the end of 2013, as follows:

2012 Goal	Achievement	Banked Award as % of Target Performance Shares for 2012
EBITDA (weighted 75%)	$193.15 million	125.4
ROA (weighted 25%)	11.8%	137.0
		Overall: 128.3%

Qualified, Nonqualified, and Welfare Plan Benefits. Through the plans described below, we seek to provide personal security and other benefits comparable to those available at Peer Group and other similarly sized companies. The Committee, with its independent consultant’s assistance, reviews executive-level benefits periodically and compares them with market survey information, considering executives’ positions and years of service.

•	Qualified savings plan. Applied maintains a defined contribution plan with a section 401(k) feature (the Retirement Savings Plan, or “RSP”) for eligible U.S. employees, including the officers.

•

Supplemental Executive Retirement Benefits Plan. Applied does not have a qualified defined benefit plan for employees generally, but does maintain the Supplemental Executive Retirement Benefits Plan (the “SERP”), a nonqualified defined benefit plan, for executive officers who were designated as participants by the Board or the Committee.

Effective December 31, 2011, the Committee froze participation in the SERP and the accrual of additional plan benefits, by virtue of years of service and compensation levels, to existing participants. The Committee’s action followed a detailed review, with Pay Governance’s assistance, of executive retirement benefit programs prevalent among the Peer Group companies and in the broader market.

Normal SERP retirement benefits are payable upon separation from service after attainment of age 65 to participants with at least five years’ credited service as an executive officer. Reduced benefits are available to participants who separate from service with at least 10 years’ credited service with Applied, five as an executive officer.

Each named executive officer, other than Mr. Schrimsher, participates in the SERP. Their accrued benefits are described in “Pension Plans,” at page 35.

•	Key Executive Restoration Plan. Despite freezing the SERP, the Committee believes that providing competitive supplemental retirement benefits is important for executive recruitment and retention.

Accordingly, the Committee adopted the Key Executive Restoration Plan (the “KERP”), an unfunded, nonqualified deferred compensation plan, to replace the SERP. To participate, an executive must be designated by the Committee or the Board. Applied will credit a bookkeeping account for each participant with an amount equal to (i) 6.25% (unless a different company contribution percentage is specified by the Committee or the Board) of the participant’s base salary and annual cash incentive pay, minus (ii) the amount of company contributions credited to the participant under the RSP for the payment period. To be eligible for a KERP allocation, participants must be employed on the last day of a payment period or have retired, died, or become disabled during the payment period. Applied intends to use calendar years for payment periods, with the first allocations to the KERP expected to be made in January 2013. Unless otherwise provided by the Committee or the Board, credits to a participant’s account vest based on years of service, 25% per year. In addition, a participant will be 100% vested in the event of attainment of age 65, death, disability, or certain separations from service within one year after a change in control (as defined in the KERP). Each participant’s account balance will be deemed invested in mutual funds selected by the participant from among those available under the KERP.

The Committee designated each named executive officer (other than Mr. Pugh, who had retired) as a participant. The Committee set the company contribution percentage for Mr. Schrimsher at 10% and provided that he will vest in 50% of his account after three years of service, 75% after four years, and 100% after five years.

•

Nonqualified deferred compensation plans. Applied also maintains plans that permit highly compensated U.S. employees, including the executive officers, to defer receiving portions of base salary and cash incentive awards and to accumulate nonqualified savings. Applied does not contribute to these plans, and participants are not provided above-market or guaranteed returns. We describe the plans more fully, along with the KERP, in “Nonqualified Deferred Compensation,” at page 37.

•

Welfare plans. Applied maintains a health care plan as well as life and disability insurance plans for full-time U.S. employees. Executive officers may also participate in executive life and disability insurance programs.

•

Retiree health care program. Applied provides retiree health care coverage to executive officers who retire after reaching age 55, with participants paying the premiums that active employees pay. When the retiree attains age 65, the program becomes a Medicare supplement.

Perquisites and Other Personal Benefits. In 2012, with Pay Governance’s assistance, the Committee completed a detailed review of perquisites and personal benefits provided to executive officers by Applied’s peers and in the broader market. The Committee concluded that the provision of certain perquisites and personal benefits was no longer warranted to attract and retain superior employees for key positions.

Accordingly, effective at January 1, 2012, the Committee ceased providing to Applied’s executive officers the following: an automobile allowance and related gas and maintenance payments; reimbursement and tax gross-up for financial planning, estate planning, and tax return preparation services; an annual executive physical examination; reimbursement and tax gross-up for spousal travel and child care tied to approved business trips; and club memberships for business purposes (which were available for personal use too, with the executive bearing all personal use expenses). To mitigate the impact of the change and to facilitate an orderly transition, the Committee issued one-time supplemental RSU grants to the affected executives, which are included in the RSU totals reflected in note (2) to the Summary Compensation Table at page 31 and in the Grants of Plan-Based Awards Table at page 33. The value of these one-time grants, which are subject to market risk and cliff vesting, approximated three years’ lost value of perquisites and personal benefits.

The “All Other Compensation” column of the Summary Compensation Table reflects the compensation value of these perquisites and personal benefits during the half of fiscal year 2012 they were available.

Officers are provided five weeks’ annual vacation (other employees get five weeks when they achieve 25 years of service), except that the Committee provided Mr. Schrimsher four weeks for calendar 2012.

Change in Control and Termination Benefits. Except with Mr. Schrimsher, as noted below, Applied does not have employment contracts with its officers, nor does it have a formal executive severance policy. The Committee retains discretion to determine the severance benefits, if any, to be offered if the company terminates an officer’s employment, other than in the circumstance of a change in control.

Applied’s executive officers do have change in control agreements. These arrangements are designed to retain executives and to promote management continuity if an actual or threatened change in control occurs. The Board approved the agreements primarily because it believes that the executives’ continued attention and dedication to their duties under the adverse circumstances attendant to a change or potential change in control are ultimately in the best interests of Applied and its shareholders.

The agreements provide severance benefits if an executive’s employment is terminated by the officer for “Good Reason” or by Applied “Without Cause” (each as defined in the agreements), if the termination occurs within three years (two years for Mr. Schrimsher) after a change in control. The executive, in turn, must not compete with Applied for one year following the termination (three years for Mr. Schrimsher). We describe the agreements more fully on pages 39-40 of this proxy statement.

In 2012, the Committee terminated change in control agreements for executives below the executive officer level. As a result, the only remaining agreements are with the company’s seven executive officers. The sole new agreement entered into in 2012, with Mr. Schrimsher, does not include a gross-up for excise taxes and it is expected that future agreements will follow suit.

Compensation Arrangements for Mr. Schrimsher

The Committee, with Pay Governance’s assistance, developed an appropriate and competitive compensation and benefits package (with the primary components approximating market median levels) to attract Mr. Schrimsher to Applied, including the following components:

•	Base salary. An annual base salary of $750,000, prorated for fiscal 2012 to reflect his October start date.

•

Annual cash incentive opportunity. An incentive plan similar to the Management Incentive Plan, with a target percentage of 100% of his base salary, prorated for three fiscal quarters, or $562,500. The goals follow, reflecting Mr. Schrimsher’s arrival near the beginning of the second quarter:

Net Income for 2nd – 4th Quarters of 2012 (weighted 65%)	Under $69.04 million	$69.04 million	$81.22 million	$101.52 million
% of Prorated Portion of Target Award	0%	50%	100%	200%

Cash Flow from Operations for 2nd – 4th Quarters of 2012 (weighted 25%)	Under $57.55 million	$57.55 million	$70.60 million	$92.35 million
% of Prorated Portion of Target Award	0%	50%	100%	200%

Government Sales for 2nd – 4th Quarters of 2012 (weighted 10%)	Under $76.5 million	$76.5 million	$90.0 million	$112.5 million
% of Prorated Portion of Target Award	0%	50%	100%	200%

Applied’s performance and Mr. Schrimsher’s annual cash incentive earnings are shown below. His award was not subject to discretionary adjustment by the Committee.

Goal	Achievement	Payout as % of Prorated Portion of Target Award
Net Income (weighted 65%)	$82.40 million	105.8
Cash Flow from Operations (weighted 25%)	$74.02 million	115.7
Government Sales (weighted 10%)	$77.9 million	55.1
		Overall Payout: 103.2%

Mr. Schrimsher’s annual incentive earnings, at 103.2% of his target award value, equaled $580,500.

•	Long-term incentive awards. Awards valued at approximately $900,000, using the same incentive vehicles as provided to the other officers in 2012.

•

Inducement awards. The following one-time awards to induce Mr. Schrimsher to join Applied and to compensate him for moving-related expenses that were not covered by Applied’s standard associate relocation program:

-    68,200 RSUs, vesting one-third per year over a three-year period

-    60,000 SARs, cliff-vesting on the third anniversary of the awards

-    a cash signing bonus of $500,000

•

Executive severance agreement. This agreement provides that if Mr. Schrimsher’s service with Applied is terminated within a year of the agreement effective date by Applied “without cause” or by him “for good cause,” he will be entitled to severance in an amount equal to his base salary plus target annual incentive pay for a period running from his termination date to the second anniversary of the agreement effective date. The agreement will automatically renew each year unless Applied elects not to renew it prior to the expiration of the term.

Mr. Schrimsher is subject to noncompetition and nonsolicitation covenants during and for two years following his employment with Applied. Mr. Schrimsher is also entitled to other benefits generally available to other executive officers, including, but not limited to, the following: a change in control agreement; and eligibility for participation in the KERP, the Retirement Savings Plan, the Deferred Compensation Plan, the Supplemental Defined Contribution Plan, the retiree health care program, and the executive life insurance program. In connection with his hire, he was also provided benefits under Applied’s standard associate relocation program. Mr. Schrimsher will not be entitled to payment under the executive severance agreement if he receives payment under the change in control agreement.

Stock Ownership Guidelines

The Committee believes executives should accumulate meaningful equity stakes in Applied to align their economic interests with shareholders’ interests, thereby promoting the objective of increasing shareholder value. Accordingly, we have adopted stock ownership guidelines, requiring that executive officers not dispose of stock unless their “owned” shares’ market value equals or exceeds the following annual base salary multiples immediately after the disposition:

Chief Executive Officer	5x salary
President & Chief Operating Officer	5x salary
Other Executive Officers	3x salary

“Owned” shares, per the guidelines, include those owned outright, those owned beneficially in Applied’s Retirement Savings Plan and other deferred compensation plans, and RSUs, but do not include unexercised stock options or SARs, or performance shares.

The guidelines are not mandatory in the sense that they do not require an executive immediately to acquire shares if his or her ownership is below the applicable guideline.

Until the guideline is achieved, executives are required to retain the net shares received as a result of the exercise of stock options or SARs or the vesting of RSUs or performance shares. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (in the case of stock options) and withholding taxes.

At June 30, 2012, the value of the holdings (determined as described above) of the named executive officers other than Mr. Pugh and their individual guidelines follow:

Name	Value of Holdings of Applied Stock ($)	Guideline ($)
N. Schrimsher (hired in October 2011)	2,875,631	3,750,000
B. Mondics	3,563,510	2,320,000
M. Eisele	5,380,939	1,314,000
F. Bauer	2,853,773	1,065,000
J. Ramras	2,130,449	1,083,000

The Committee monitors compliance with the guidelines, interprets the guidelines, and must approve any exceptions. The Committee also periodically reviews the guidelines and compares them with market data reported by the independent consultant and others.

Consistent with the objectives of the stock ownership guidelines, the company prohibits its insiders from engaging in:

•	Short sales of Applied’s stock;
•	Market transactions in puts, calls, warrants, or other derivative securities based on Applied stock; and
•	Certain hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds.

Clawback Provisions

Because incentive awards are intended to motivate executives to act in Applied’s best interests, the Committee includes provisions in the award terms to claw back compensation under certain circumstances:

•

The Committee may terminate or rescind an award and, if applicable, require an executive to repay all cash or shares (and any dividends, distributions, and dividend equivalents paid thereon) issued pursuant to the award within the previous six months (and any proceeds thereof), if the Committee determines that, during the executive’s employment with Applied or during the period ending six months following separation from service, the executive competed with Applied or in certain other circumstances engaged in acts inimical to Applied’s interests.

•

The Committee may require an executive to repay all cash or shares (and any dividends, distributions, and dividend equivalents paid thereon) issued pursuant to an award within the previous 36 months (and any proceeds thereof) if (i) Applied restates its historical consolidated financial statements and (ii) the Committee determines that (x) the restatement is a result of the executive’s, or another executive officer’s, willful misconduct that is unethical or illegal, and (y) the executive’s earnings pursuant to the award were based on materially inaccurate financial statements or materially inaccurate performance metrics that were invalidated by the restatement.

Tax Deductibility and Regulatory Considerations

Code section 162(m) limits the amount of compensation a publicly held corporation may deduct as a business expense for federal income tax purposes. That limit, which applies to the chief executive officer and the three other most highly compensated executive officers, is $1 million per individual per year, subject to certain exceptions. The law provides an exception for compensation that is performance-based.

In general, the Committee seeks to preserve the tax deductibility of compensation without compromising the Committee’s flexibility in designing an effective, competitive compensation program. Applied intended for awards under most of the executive incentive programs — annual incentive plan awards (for those individuals expected to be subject to section 162(m)), income from the exercise of stock options and SARs, and performance share payouts — to qualify as performance-based compensation.

In making long-term incentive grants, the Committee considers executive retention to be a key objective. Accordingly, the Committee has in recent years used RSUs as one of three award vehicles. Although RSUs do not qualify as performance-based compensation, the Committee believes that drawback is outweighed by the awards’ beneficial impact on executive retention.

Conclusion

The Committee reviews all the components of Applied’s executive compensation program. When making a decision regarding any component of an executive officer’s compensation, the Committee takes into consideration the other components.

The Committee believes that each executive officer’s total compensation is appropriate and that the program’s components are consistent with market standards. The program takes into account Applied’s performance compared to the Peer Group, and appropriately links executive compensation to Applied’s annual and long-term financial results and to the long-term financial return to shareholders. The Committee believes the foregoing philosophy is consistent with Applied’s culture and objectives and will continue to serve as a reasonable basis for administering Applied’s total compensation program for the foreseeable future.

Summary Compensation Table — Fiscal Years 2012, 2011, and 2010

The following table summarizes information, for the years ended June 30, 2012, 2011 and 2010, regarding the compensation of Applied’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at June 30, 2012, plus Mr. Pugh, who served as Applied’s Chairman & Chief Executive Officer until his retirement in October 2011. Mr. Schrimsher joined Applied in October 2011. Mr. Ramras retired on June 30, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Neil A. Schrimsher Chief Executive Officer	2012	501,923	500,000	2,850,910	916,918	580,500	0	132,287	5,482,538
Benjamin J. Mondics President & Chief Operating Officer	2012	464,000	0	454,456	155,799	302,202	1,429,158	56,010	2,861,625
	2011	450,000	0	480,028	185,250	748,989	517,668	64,440	2,446,375
	2010	450,000	0	496,085	235,834	626,393	354,224	56,599	2,219,135
Mark O. Eisele Vice President – Chief Financial Officer & Treasurer	2012	438,000	0	331,728	104,153	263,326	1,037,615	45,303	2,220,125
	2011	438,000	0	321,970	123,500	594,182	294,550	61,826	1,834,028
	2010	438,000	0	333,538	158,077	525,600	574,733	59,596	2,089,544
Fred D. Bauer Vice President – General Counsel & Secretary	2012	355,000	0	227,284	75,748	188,526	936,064	41,168	1,823,790
	2011	355,000	0	234,160	90,250	427,175	186,925	47,480	1,340,990
	2010	355,000	0	242,765	115,353	376,300	400,058	34,432	1,523,908
Jeffrey A. Ramras Retired Vice President – Supply Chain Management	2012	361,000	0	185,916	56,802	180,861	430,533	71,143	1,286,255
	2011	350,000	0	181,474	68,401	377,667	221,461	56,289	1,255,292
	2010	350,000	0	183,657	87,156	350,000	316,900	47,126	1,334,839
David L. Pugh Retired Chairman & Chief Executive Officer	2012	302,090	302,090	0	0	0	1,392,610	102,102	2,098,892
	2011	945,000	0	1,340,566	513,476	2,246,875	2,229,544	99,686	7,375,147
	2010	945,000	0	1,435,480	682,722	1,890,000	754,225	49,498	5,756,925

(1)	Mr. Schrimsher’s amount is a one-time cash signing bonus paid as part of a package to induce him to join Applied and to compensate him for moving-related expenses not covered by Applied’s standard associate relocation program. Mr. Pugh’s amount is a guaranteed bonus paid in lieu of participation in an incentive plan for 2012; he had previously announced his retirement and the Committee sought to induce him to remain with Applied until his successor was elected.

(2)	Amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to determine the awards’ grant date fair values are described in the notes to Applied’s consolidated financial statements, included in our annual reports to shareholders for those years. The 2012 awards are described in the Compensation Discussion and Analysis at pages 24-25 and the Grants of Plan-Based Awards table at page 33. The amounts reported for 2012 in the Stock Awards column are totals of the following:

Name	RSUs ($)	Performance Shares ($)
N. Schrimsher	2,516,170	334,740
B. Mondics	272,296	182,160
M. Eisele	210,288	121,440
F. Bauer	138,844	88,440
J. Ramras	117,276	68,640
D. Pugh	0	0

The RSUs column includes annual grants as well as one-time RSUs awarded to Mr. Schrimsher to induce him to join Applied, as described above at page 28, and one-time supplemental RSUs awarded to Messrs. Mondics, Eisele, Bauer, and Ramras to mitigate the impact of the loss of perquisites and personal benefits, as described above at page 27. The performance shares’ grant date fair values assume performance at the target level of achievement. If instead it was assumed that the highest level of performance would be achieved, then the grant date fair values would be twice the amounts reported for the performance shares.

(3)	The 2012 amounts reflect annual incentive plan earnings.

(4)	Reflects the increase in the estimated actuarial present value of the individual’s accrued benefit under the Supplemental Executive Retirement Benefits Plan. However, the individual may not currently be entitled to receive the amount shown because the individual may not be fully vested in his benefit. The 2012 figure is the difference between the number shown in the Pension Benefits table on page 36 for 2012 year-end and the same item calculated for July 1, 2011. See the notes to that table for information regarding how the estimated amounts were calculated.

In December 2011, the Committee stopped the accrual of additional plan benefits by virtue of years of service and compensation levels. The increases in the accrued benefits for 2012 are primarily due to significant reductions in the discount rate and the components of the three-segment interest rate structure, as described below.

The SERP uses the interest rates and mortality tables that are imposed on tax-qualified pension plans by Code section 417(e). The rates were revised as of 2008 due to the provisions of the Pension Protection Act of 2006. Values for 2012 reflect a 2.75% discount rate and a three-segment interest rate structure in effect for January 2012, with 1.84% for the first five years, 4.36% for the next 15 years, and 5.19% thereafter. There is no permissible transition with the 30-year treasury rate for 2012 and later years.

Values for 2011 reflect a 4.50% discount rate and a three-segment interest rate structure in effect for January 2011, with 2.45% for the first five years, 5.10% for the next 15 years, and 6.04% thereafter, including recognition of the 20% permissible transition with the 30-year treasury rate. Values for 2010 reflect a 4.25% discount rate and a three-segment interest rate structure in effect for January 2010, with 3.23% for the first five years, 5.22% for the next 15 years, and 5.72% thereafter, including recognition of the 40% permissible transition with the 30-year treasury rate.

In addition, in each successive year, the mortality table reflected adjustments pursuant to Code section 417(e). Present values were determined assuming no probability of termination, retirement, death, or disability before normal retirement age (age 65).

(5)	Amounts in this column for 2012 are totals of the following: (i) Retirement Savings Plan (section 401(k) plan) matching and profit-sharing contributions; (ii) gross-up payments to cover income taxes in connection with the reimbursement of expenses for financial planning, estate planning, and tax return preparation services, business travel, token awards, and (for Mr. Schrimsher) certain relocation benefits; (iii) company contributions for executive life insurance, for a $300,000 benefit; and (iv) the estimated value of perquisites and other personal benefits.

The following perquisites and other personal benefits were made available in 2012 to named executive officers: relocation benefits provided to Mr. Schrimsher under Applied’s standard associate relocation program; payouts to Messrs. Pugh and Ramras at retirement for unused accrued vacation, pursuant to company policy; automobile allowance and related gas and maintenance payments; reimbursement of expenses for financial planning, estate planning, and tax return preparation services; executive physical examination; the annual expense related to each individual’s post-retirement health care benefit; company contributions for officer-level disability and accident insurance benefits; and awards or souvenirs related to meetings or events. Applied provided certain officers with club memberships for business purposes, which were available for personal use as well, but the officer reimbursed Applied for any personal expenses.

Effective at January 1, 2012, the company ceased providing the executive officers the following: automobile allowance and related gas and maintenance payments; reimbursement and tax gross-up for financial planning, estate planning, and tax return preparation services; executive physical examination; reimbursement and tax gross-up for spousal travel and child care tied to approved business trips; and club memberships.

No perquisite or personal benefit exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for any of the named executive officers for 2012, except that Mr. Schrimsher received benefits under Applied’s standard associate relocation program in the amount of $119,785, and Mr. Pugh received a payout for unused accrued vacation in the amount of $56,337.

The following table itemizes “All Other Compensation” for 2012:

Name	Retirement Savings Plan Contributions ($)	Gross-up Payments ($)	Life Insurance Benefits ($)	Perquisites and Other Personal Benefits ($)
N. Schrimsher	10,215	1,852	402	119,818
B. Mondics	15,667	4,867	716	34,760
M. Eisele	15,520	1,988	904	26,891
F. Bauer	15,529	0	405	25,234
J. Ramras	15,223	2,891	1,080	51,949
D. Pugh	9,231	6,865	618	85,388

Grants of Plan-Based Awards — Fiscal Year 2012

In 2012, the Executive Organization & Compensation Committee provided the following incentive opportunities and grants under the 2007 Long-Term Performance Plan to the named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Base Price of Option Awards ($/Share) (4)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
N. Schrimsher	10/25/2011							77,900			2,516,170
	10/25/2011								87,600	32.30	916,918
	10/25/2011 (3-Year Performance Shares)				5,250	10,500	21,000				334,740
	10/25/2011 (2012 Incentive Plan)	281,250	562,500	1,125,000
B. Mondics	8/9/2011							10,100			272,296
	8/9/2011								18,100	26.96	155,799
	8/9/2011 (3-Year Performance Shares)				3,450	6,900	13,800				182,160
	8/9/2011 (2012 Incentive Plan)	180,960	361,920	723,840
M. Eisele	8/9/2011							7,800			210,288
	8/9/2011								12,100	26.96	104,153
	8/9/2011 (3-Year Performance Shares)				2,300	4,600	9,200				121,440
	8/9/2011 (2012 Management Incentive Plan)	131,400	262,800	525,600
F. Bauer	8/9/2011							5,150			138,844
	8/9/2011								8,800	26.96	75,748
	8/9/2011 (3-Year Performance Shares)				1,675	3,350	6,700				88,440
	8/9/2011 (2012 Management Incentive Plan)	94,075	188,150	376,300
J. Ramras	8/9/2011							4,350			117,276
	8/9/2011								6,800	26.96	56,802
	8/9/2011 (3-Year Performance Shares)				1,300	2,600	5,200				68,640
	8/9/2011 (2012 Management Incentive Plan)	90,250	180,500	361,000
D. Pugh	[No Awards]

(1)	Annual incentive plans are described in the Compensation Discussion and Analysis at pages 21-23 and 28. Payouts under the 2012 annual incentive plans are shown in the column marked “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	The 2012-2014 performance shares program is described in the Compensation Discussion and Analysis at pages 24-25.

(3)	RSUs are described in the Compensation Discussion and Analysis at page 24.

(4)	SARs are described in the Compensation Discussion and Analysis at page 24. Their base price is our stock’s closing price on the NYSE on the grant date.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table presents information regarding the named executive officers’ outstanding SARs, RSUs, and performance shares at June 30, 2012.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Share)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
N. Schrimsher	0	27,600 (1)	32.30	10/25/2021
	0	60,000 (2)	32.30	10/25/2021
					9,700 (3)	357,445	10,735 (4)	395,585
					68,200 (5)	2,513,170
B. Mondics	6,450	0	23.00	8/9/2015
	8,600	0	21.94	8/8/2016
	10,000	0	23.78	1/23/2017
	18,700	0	25.44	8/9/2017
	20,925	6,975 (6)	29.41	8/8/2018
	13,800	13,800 (7)	21.11	9/10/2019
	4,875	14,625 (8)	29.27	9/3/2020
	0	18,100 (9)	26.96	8/9/2021
					11,600 (10)	427,460	10,873 (11)	400,670
					8,200 (12)	302,170	7,054 (4)	259,940
					10,100 (13)	372,185
M. Eisele	18,900	0	23.00	8/9/2015
	17,100	0	25.44	8/9/2017
	14,100	4,700 (6)	29.41	8/8/2018
	9,250	9,250 (7)	21.11	9/10/2019
	3,250	9,750 (8)	29.27	9/3/2020
	0	12,100 (9)	26.96	8/9/2021
					7,800 (10)	287,430	7,293 (11)	268,747
					5,500 (12)	202,675	4,703 (4)	173,306
					7,800 (13)	287,430
F. Bauer	12,450	0	23.00	8/9/2015
	16,300	0	21.94	8/8/2016
	11,900	0	25.44	8/9/2017
	10,275	3,425 (6)	29.41	8/8/2018
	6,750	6,750 (7)	21.11	9/10/2019
	2,375	7,125 (8)	29.27	9/3/2020
	0	8,800 (9)	26.96	8/9/2021
					5,700 (10)	210,045	4,765 (11)	175,590
					4,000 (12)	147,400	3,425 (4)	126,211
					5,150 (13)	189,778
J. Ramras (14)	12,450	0	23.00	6/30/2015
	10,000	0	21.94	6/30/2015
	9,600	0	25.44	6/30/2015
	10,300	0	29.41	6/30/2015
	10,200	0	21.11	6/30/2015
	7,300	0	29.27	6/30/2015
	6,800	0	26.96	6/30/2015
					4,300 (10)	158,455	3,077 (11)	113,387
					2,067 (12)	76,169	925 (4)	34,086
					1,450 (13)	53,433
D. Pugh					25,125 (10) 9,542 (12)	925,856 351,623	17,834 (11)	657,183

(1)	These SARs vest in equal increments on October 25, 2012, 2013, 2014, and 2015.

(2)	These SARs vest on October 25, 2014.

(3)	These RSUs vest on October 25, 2014.

(4)	These awards are the 2012-2014 performance shares described in the Compensation Discussion and Analysis at pages 24-25. The performance period ends on June 30, 2014. The amounts shown include performance shares banked for 2012 and, in the case of current officers, targeted for 2013 and 2014.

(5)	These RSUs vest in equal increments on October 25, 2012, 2013, and 2014.

(6)	These SARs vested on August 8, 2012.

(7)	These SARs vest in equal increments on September 10, 2012 and 2013.

(8)	One-third of these SARs vested on September 3, 2012. The remaining SARs vest in equal increments on September 3, 2013 and 2014.

(9)	One quarter of these SARs vested on August 9, 2012. The remaining SARs vest in equal increments on August 9, 2013, 2014, and 2015.

(10)	These RSUs vest on September 10, 2012.

(11)	These awards are the 2011-2013 performance shares described in the Compensation Discussion and Analysis at page 25-26. The performance period ends on June 30, 2013. The amounts shown include performance shares banked for 2011 and 2012 and, in the case of current officers, targeted for 2013.

(12)	These RSUs vest on September 3, 2013.

(13)	These RSUs vest on August 9, 2014.

(14)	The expiration dates for Mr. Ramras’s SARs accelerated to three years from his June 30, 2012, retirement date.

Option Exercises and Stock Vested — Fiscal Year 2012

The following table shows the value realized in 2012 by the named executive officers on the exercise of stock options and SARs and the vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
N. Schrimsher	0	0	0	0
B. Mondics	11,250	317,169	23,800	877,030
M. Eisele	32,919	645,144	16,000	589,600
F. Bauer	15,575	370,835	11,600	427,460
J. Ramras	33,036	874,829	8,800	324,280
D. Pugh	448,800	6,751,395	57,500	2,118,875

Pension Plans

The SERP, a nonqualified defined benefit plan, provides supplemental retirement benefits to executive officers (six of whom are active) designated as participants by the Board or the Executive Organization & Compensation Committee.

In December 2011, the Committee froze participation in the SERP and stopped the accrual of additional plan benefits (by virtue of years of service and compensation levels) to existing participants, effective as of December 31, 2011.

Each named executive officer, other than Mr. Schrimsher, is a SERP participant. Mr. Pugh retired during 2012 and is receiving his SERP benefit in five installments. Mr. Ramras retired at the end of the fiscal year and will receive his SERP benefit in three installments.

The SERP’s principal features follow:

Retirement Benefits. Except as described below, the annual normal retirement benefit, calculated in a single life annuity form, is 45% of an eligible participant’s average base salary and annual incentive pay for the highest three calendar years during the last 10 calendar years of service prior to calendar 2012. To receive a normal retirement benefit, a participant must separate from service at or after age 65, with at least five years’ service as an executive officer. To receive an early retirement benefit prior to attainment of age 65, a participant must separate from service after reaching age 55 and completing at least 10 years’ service with Applied, of which at least five were as an executive officer. Mr. Eisele is eligible for early retirement but Messrs. Mondics and Bauer have not reached 55 and, therefore, are not yet eligible.

Upon completion of 10 years of service with Applied, Mr. Pugh’s normal retirement benefit became based on 60% of average base salary and annual incentive pay. His benefit was reduced, however, by the benefit payable at age 65 in a single life form under all former employer plans and then was reduced further by 50% of his primary Social Security benefit.

The benefit for Mr. Mondics is reduced by the actuarial equivalent of his benefits under a non-officer supplemental plan in which he participated prior to his promotion to an executive officer position.

Normal and early retirement benefits are reduced by 5% for each year that a participant’s years of service are less than 20, except that this reduction did not apply to Mr. Pugh, and Mr. Mondics’s years of service were frozen at 18. In addition, early retirement benefits are reduced by 5% for each year that the commencement of benefits precedes age 65.

Disability Benefits. If a participant with at least five years of service as an executive officer becomes disabled, as defined in regulations under Code section 409A, the participant will receive a monthly SERP disability benefit until the earlier of age 65 or death. The monthly benefit, when added to all other long-term disability benefits under Applied programs, will equal 1/12th of 60% of the average of the participant’s highest three calendar years of total compensation (base salary plus annual incentive pay) during the last 10 calendar years of service with Applied.

Deferred Vested Benefits. Deferred vested benefits will be paid at age 65 to a participant who separates from service for reasons other than cause or disability prior to attainment of age 55 with at least 10 years’ service, of which at least five were as an executive officer. The benefits will equal 25% of the participant’s accrued normal retirement benefit at the time of separation.

Payment Forms. Normal and early retirement benefits are paid in the form designated by the participant pursuant to the provisions of Code section 409A. Available forms of payment include a single life annuity, various joint and survivor annuities, and substantially equal annual installment payments for a minimum of three years (five for any participant who is or was Chairman or Chief Executive Officer) up to a maximum of 10 years. Deferred vested benefits are payable in three substantially equal annual installments following attainment of age 65.

Death Benefits. If a participant dies before receiving any SERP benefit, the participant’s designated beneficiary will receive the present value of the deceased participant’s accrued benefit in a lump sum or a series of installments, as the participant elects in advance.

Change in Control. If a change in control of Applied (as defined in the SERP) occurs, each participant will be 100% vested, regardless of age and service, in his accrued normal retirement benefit. In addition, the benefit will be increased because the participant will be credited with additional years of service and age equal to one-half the difference between the participant’s age at the time of the change in control and age 65, up to a maximum of 10 years. The benefit will be paid in a lump sum unless the participant previously elected a different option.

Noncompetition. Except if a change in control occurs, payment of SERP benefits is conditioned on the participant not competing with Applied.

Pension Benefits — Fiscal 2012 Year-End

The following table shows the present value of accumulated benefits payable to the named executive officers and their years of credited service under the SERP.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2) (3)	Payments during Last Fiscal Year ($)
N. Schrimsher	—	—	—	—
B. Mondics	SERP	17.3	3,285,713	0
M. Eisele	SERP	20.6	3,960,739	0
F. Bauer	SERP	19.3	2,333,922	0
J. Ramras (4)	SERP	30.4	2,752,637	0
D. Pugh (5)	SERP	12.8	16,223,336	3,245,567

(1)	In December 2011, the Committee stopped the accrual of additional plan benefits by virtue of years of service and compensation levels.

(2)	This figure reflects the estimated present value of the annual pension benefit accrued through June 30, 2012, and payable at age 65. The plan’s actuary used the following key assumptions to determine the present values:

•	A discount rate of 2.75%, the FASB ASC 715 discount rate as of June 30, 2012,
•

The Code section 417(e) 2012 Optional Combined Unisex Mortality Table and a three-segment interest rate structure in effect for January 2012 with 1.84% for the first five years, 4.36% for the next 15 years, and 5.19% thereafter, and

•	No probability of termination, retirement, death, or disability before normal retirement age.

Actual payments after retirement are determined based on the Code section 417(e) interest rate and mortality table in effect at that time, along with the participant’s age; however, the values for Messrs. Ramras and Pugh are based on their actual benefits.

(3)	Except as described above under “Retirement Benefits” with respect to Messrs. Pugh and Mondics, SERP benefits are not subject to deductions for Social Security benefits or other material offset amounts. Messrs. Eisele, Ramras, and Pugh are fully vested in their benefits. Messrs. Mondics and Bauer are under 55 years of age but are eligible for deferred vested benefits.

(4)	Subject to his compliance with the SERP, Mr. Ramras will receive his benefit in three installments beginning in 2013.

(5)	Applied paid an initial installment of Mr. Pugh’s benefit in May 2012. He received a second installment in July 2012 and, subject to his compliance with the SERP, will receive three remaining installments beginning in 2013. His present value shown above includes the payment made in May 2012.

Nonqualified Deferred Compensation

Applied maintains three nonqualified, unfunded defined contribution plans for key employees, including executive officers. Eligibility is limited to highly compensated or select management employees whose benefits under the Retirement Savings Plan (“RSP”) are subject to certain Code limitations.

Key Executive Restoration Plan (“KERP”)

At the time it froze the SERP, the Committee adopted the KERP, an unfunded, nonqualified deferred compensation plan, as a replacement. To participate, an executive must be designated by the Committee or the Board. Applied will credit a bookkeeping account for each participant with an amount equal to (i) 6.25% (unless a different contribution percentage is specified by the Committee or the Board) of the participant’s base salary and annual cash incentive plan pay minus (ii) the amount of company contributions credited to the participant under the Retirement Savings Plan for the payment period. To be eligible for a KERP allocation, participants must elect to make 401(k) contributions under the RSP of either 6% of compensation or the contribution limit applicable under the Code and must be employed on the last day of a payment period or have retired, died, or become disabled during the payment period. Applied intends to use calendar years for payment periods, with the first allocations to the KERP to be made in January 2013. Unless otherwise provided by the Committee or the Board, credits to a participant’s account vest based on years of service with Applied, 25% per year. In addition, a participant will be 100% vested in the event of attainment of age 65, death, disability, or certain separations from service within one year after a change in control (as defined in the KERP). Each participant’s account balance will be deemed invested in mutual funds selected by the participant from among those available under the KERP.

The Committee designated each named executive officer (other than Mr. Pugh, who had retired) as a participant. The Committee set the company contribution percentage for Mr. Schrimsher at 10% and provided that he will vest in 50% of his account after three years of service, 75% after four years, and 100% after five years.

Supplemental Defined Contribution Plan

The Supplemental Defined Contribution Plan permits highly compensated employees to defer a portion of their compensation that cannot be deferred under the RSP due to Code limitations.

Participants are always fully vested in their Supplemental Defined Contribution Plan deferrals. Applied does not contribute to the plan. In general, with the exception of Applied stock, participants generally have the same diverse equity, fixed income, and money market investment options as they have in the RSP.

Participants may receive distributions in a lump sum or in installments, as specified in the participant’s deferral election form. Acceleration of distributions is prohibited and any distribution change must comply with Code section 409A. Other than a date specified in a deferral election form, the plan only permits withdrawals, while employed, due to an unforeseeable emergency as allowed under section 409A.

Each named executive officer has a plan account and Mr. Schrimsher made deferrals into the plan in 2012.

Deferred Compensation Plan

The Deferred Compensation Plan permits executive officers to defer a portion or all of the awards payable under an annual incentive plan or performance shares program. The plan’s purpose is to promote increased efforts on Applied’s behalf through increased investment in Applied stock.

The plan provides each annual incentive plan participant the opportunity to defer payment of his or her cash award. A participant who makes a deferral may have the amounts deemed invested in Applied stock and/or in a money market fund.

Participants may receive distributions in a lump sum or in installments over a period not exceeding 10 years, as specified in a deferral election form. Acceleration of distributions is prohibited and any distribution change must comply with Code section 409A. Other than a date specified in a deferral election form, the plan only permits withdrawals, while employed, due to an unforeseeable emergency as allowed under section 409A.

Although none of the named executive officers deferred pay into the Deferred Compensation Plan in 2012, Messrs. Eisele and Ramras have plan accounts due to past deferrals.

Nonqualified Deferred Compensation — Fiscal Year 2012

The following table presents contributions, earnings, distributions, and balance information for the named executive officers’ Deferred Compensation Plan and Supplemental Defined Contribution Plan accounts for 2012.

Name and Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
N. Schrimsher
Supplemental Defined Contribution Plan	46,750	0	75	0	46,825
B. Mondics
Supplemental Defined Contribution Plan	0	0	6,827	0	201,403
M. Eisele
Deferred Compensation Plan	0	0	14,069	0	255,350
Supplemental Defined Contribution Plan	0	0	6,430	0	627,630
F. Bauer
Supplemental Defined Contribution Plan	0	0	11,659	0	131,330
J. Ramras
Deferred Compensation Plan	0	0	43,248	0	784,994
Supplemental Defined Contribution Plan	0	0	(2,019)	0	751,939
D. Pugh
Supplemental Defined Contribution Plan	0	0	44,802	675,338	356,589

Potential Payments upon Termination or Change in Control

The summaries and tables below describe the compensation and benefits that would have been payable to each named executive officer at June 30, 2012, if, as of that date, there had occurred (i) a termination of the executive’s employment with Applied prior to a change in control, (ii) a termination of employment due to death, disability, or retirement, (iii) a change in control of Applied, or (iv) a termination of employment following a change in control. Compensation and benefits earned or accrued prior to the event, and not contingent on the event’s occurrence, are not included in the summaries or tables.

Payments in the Event of a Termination

Except for Mr. Schrimsher, Applied does not have a formal severance policy or arrangement that provides payments to executive officers if termination of employment occurs (other than in the circumstance of a change in control or by reason of death, disability, or retirement). The Board of Directors and its Executive Organization & Compensation Committee retain discretion to determine the severance benefits, if any, to be offered.

Applied and Mr. Schrimsher entered into an executive severance agreement providing that, if his service with Applied is terminated within a year of the agreement effective date by Applied “without cause” or by him “for good cause”, he will be entitled to severance in an amount equal to his base salary plus target annual incentive pay for a period running from his termination date to the second anniversary of the agreement effective date. The agreement will be automatically renewed each year unless Applied elects not to renew it prior to the expiration of the term.

Regardless of reason, if an executive officer’s employment terminates (other than in the circumstance of a change in control or by reason of death, disability or retirement) prior to the end of a vesting or performance period, then the following shall occur:

•	Awards under an annual cash incentive plan shall be forfeited, except as noted above under Mr. Schrimsher’s executive severance agreement.

•	Performance shares, RSUs, and unvested SARs shall be forfeited.

•

Accrued SERP benefits shall be forfeited if the participant separates from service prior to becoming eligible for normal, early, or deferred vested retirement benefits. SERP benefits payable to named executive officers are more fully described on pages 35-36 in “Pension Plans.”

•	The accrual of all other compensation and benefits under Applied’s qualified and nonqualified benefit plans shall cease.

Payments in the Event of Death, Disability, or Retirement

If an executive officer’s employment terminates by reason of death, disability, or retirement (other than following a change in control), then the following shall occur:

•

Awards under an annual cash incentive plan shall be payable on a pro rata basis at the end of the performance period based on the portion of the performance period during which the executive worked and the actual achievement of performance targets.

•	Performance shares shall be payable at the end of the performance period based on the portion of the performance period during which the executive worked and tied to actual performance.

•	RSUs shall be payable on a pro rata basis pegged to the portion of the three-year term during which the executive worked.

•	SARs that have not yet vested shall vest.

•	SERP benefits payable on death, separation from service, or termination due to disability are more fully described in “Pension Plans.”

•

Upon retirement or termination due to disability after reaching age 55, the executive may continue to participate in Applied’s health care plans on the same basis, and after paying the same contribution rates, as active employees.

•	The accrual of all other compensation and benefits under Applied’s qualified and nonqualified benefit plans shall cease.

Payments in the Event of a Change in Control

Change in Control Agreements. Applied has entered into a change in control agreement with each of the executive officers. In 2012, the only new agreement was with Mr. Schrimsher.

The agreements obligate Applied to provide severance benefits to an executive officer who incurs a separation from service effected either by the officer for “good reason” or by Applied “without cause” if the separation occurs within three years (two years in Mr. Schrimsher’s agreement) after a change in control. The executive officer, in turn, is required not to compete with Applied for one year following the separation (three years for Mr. Schrimsher) and to hold in confidence Applied confidential information and trade secrets.

No compensation or benefits are payable under an agreement on termination of the executive’s employment prior to a change in control, or following a change in control if the executive’s employment is terminated by Applied for cause or by reason of death, disability, or retirement.

The compensation and principal benefits to be provided under the agreements to the executive officers follow:

•

A lump sum severance payment equal to three times the aggregate amount of the executive’s annual base salary and target annual incentive pay, reduced proportionately if the officer would reach age 65 within three years after termination (Mr. Schrimsher’s agreement also entitles him to a prorated target annual incentive payment for the year in which termination occurs),

•

A cash payment for any vested, unexercised SARs held on the termination date, equal to the difference between the exercise price and the higher of (i) the mean of the high and low trading prices on the NYSE on the termination date, and (ii) the highest price paid for Applied common stock in connection with the change in control,

•

Continued participation in Applied’s employee benefit plans, programs, and arrangements, or equivalent benefits for three years after termination at the levels in effect immediately before termination,

•	Outplacement services, and

•

An additional payment in an amount sufficient, after payment of taxes on the additional payment, to pay any required “parachute” excise tax. This excise tax gross-up is not included in Mr. Schrimsher’s agreement; instead, payments under his agreement are subject to a “best net” reduction option in the event he would be subject to an excise tax.

“Change in control” is generally defined as follows:

•

A merger of Applied with another entity or a sale of substantially all of Applied’s assets to a third party, following which Applied’s shareholders prior to the transaction hold less than a majority of the combined voting power of the merged entities or asset acquirer,

•	Acquisition of beneficial ownership by any person of 20% or more (30% or more in Mr. Schrimsher’s agreement) of Applied’s then-outstanding common stock, or

•

One quarter or more (one half or more in Mr. Schrimsher’s agreement) of the members of the Board of Directors being persons other than (i) directors who were in office on the agreement date, or (ii) directors who are elected after such date and whose nomination or election is approved by two-thirds of directors then in office or their successors approved by that proportion.

“Good reason” means the following:

•	Diminution of position or assigned duties, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith,

•	Reduction of compensation, incentive compensation potential, or benefits following a change in control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith,

•	Applied requiring the executive to change principal place of employment or to travel to a greater extent than required immediately prior to a change in control, or

•	Failure of a successor to Applied to assume Applied’s obligations under the agreement.

Applied may modify or terminate its obligations under the agreements at any time prior to a change in control so long as the modification or termination is not made in anticipation of or in connection with a change in control.

2007 and 2011 Long-Term Performance Plans. The 2007 Long-Term Performance Plan provides that if a change in control occurs, then all SARs outstanding become exercisable and awards under a cash incentive plan become earned at the target amount. In addition, pursuant to the award terms and conditions, (i) RSUs shall be vested in full, and (ii) performance shares shall be payable at the target amount on a pro rata basis pegged to the timing of the change in control in the three-year performance period. However, the Executive Organization & Compensation Committee revised the terms and conditions of awards granted to executive officers in fiscal 2012 to provide that accelerated vesting and payment would occur only to the extent the officer’s employment is terminated by Applied without “Cause” or by the officer for “Good Reason” (as each term is defined in the terms and conditions) following a change in control. Subsequent to those awards, the shareholders approved the 2011 Long-Term Performance Plan to replace the 2007 Long-Term Performance Plan. “Cause” and “Good Reason” language is incorporated in the new plan.

Supplemental Executive Retirement Benefits Plan. If a SERP participant is terminated following a change in control (as defined in the regulations under Code section 409A), or is receiving, or is eligible to receive, a retirement benefit when the change in control occurs, the executive is entitled to receive the actuarial equivalent of the executive’s retirement benefit in a lump sum. In addition, upon a change in control, the executive will be credited with additional years of service and age for benefit calculation purposes equal to half the difference between the executive’s age and age 65, up to a maximum of 10 years.

Quantitative Disclosure. The tables assume that a termination or change in control occurred on June 30, 2012, the last day of our fiscal year, and Applied’s stock price for all calculations is $36.85, the closing price on the NYSE on the last trading day preceding the year end. The tables include amounts earned through that time and current estimates of the amounts that would be paid on the occurrence of the events shown. The actual payment amounts can be determined only at the time of the event. The amounts shown do not include benefits and payments that are generally available to all salaried employees on a nondiscriminatory basis. Also, as noted above, compensation and benefits earned by an executive prior to an event shown, and not contingent on the event’s occurrence, are not reflected in the tables.

Neil A. Schrimsher, Chief Executive Officer

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($)	Termination Without Cause or for Good Reason Following Change in Control ($)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	974,692	0	0	0	2,250,000	0	0	0
Annual Cash Incentive Plan	974,692	0	0	0	1,687,500	0	0	0
Performance Shares	0	0	0	0	137,635	0	137,635	137,635
SARs	0	0	0	0	398,580	0	398,580	398,580
RSUs	0	0	0	0	2,870,615	0	717,654	717,654
Health Care and Welfare Benefits (3)	0	0	0	0	47,444	0	0	0
Life/Disability Insurance Proceeds (4)	0	0	0	0	0	0	1,875,000	*
Outplacement Services	0	0	0	0	20,000	0	0	0
Total	1,949,384	0	0	0	7,411,774	0	3,128,869	1,253,869

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Schrimsher is age 48 and therefore ineligible for normal retirement.

(2)	“Early retirement” is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	Includes health care benefits and accidental death and dismemberment insurance.

(4)	Proceeds are payable from third-party insurance policies.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000.

Benjamin J. Mondics, President & Chief Operating Officer

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($) (3)	Termination Without Cause or for Good Reason Following Change in Control ($) (3)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	1,392,000	0	0	0
Annual Cash Incentive Plan	0	0	0	0	1,085,760	0	0	0
Performance Shares	0	0	0	0	90,430	299,922	390,352	390,352
SARs	0	0	0	0	179,009	379,964	558,973	558,973
RSUs	0	0	0	0	372,185	729,630	752,969	752,969
SERP (4)	0	0	0	0	0	3,160,408	1,570,569	3,443,710	*
Health Care and Welfare Benefits (5)	0	0	0	0	47,444	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	2,054,807	*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	1,339,581	1,220,105	0	0
Total	0	0	0	0	4,526,409	5,790,029	5,327,670	5,146,004	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Mondics is age 54 and therefore ineligible for normal retirement.

(2)	Mr. Mondics is ineligible for “early retirement” under Applied’s plans because he is only age 54; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	These amounts do not reflect benefits received solely as a result of the change in control.

(4)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 2.75% discount rate and the three-segment interest rate structure in effect for January 2012 under Code section 417(e), with 1.84% for the first five years, 4.36% for the next 15 years, and 5.19% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 2.75% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits and accidental death and dismemberment insurance.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants with five years of service as an executive officer which, when added to the amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Mark O. Eisele, Vice President - Chief Financial Officer & Treasurer

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($) (3)	Termination Without Cause or for Good Reason Following Change in Control ($) (3)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	1,314,000	0	0	0
Management Incentive Plan	0	0	0	0	788,400	0	0	0
Performance Shares	0	0	261,451	0	60,287	201,164	261,451	261,451
SARs	0	0	374,137	0	119,669	254,468	374,137	374,137
RSUs	0	0	518,357	0	287,430	490,105	518,357	518,357
SERP (4)	0	0	0	0	0	1,442,140	0	1,225,717	*
Welfare Benefits (5)	0	0	0	0	180	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,898,949	*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	1,395,783	0	0	0
Total	0	0	1,153,945	0	3,965,749	2,387,877	3,052,894	2,379,662	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Eisele is age 55 and therefore ineligible for normal retirement.

(2)	“Early retirement” is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	These amounts do not reflect benefits received solely as a result of the change in control.

(4)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 2.75% discount rate and the three-segment interest rate structure in effect for January 2012 under Code section 417(e), with 1.84% for the first five years, 4.36% for the next 15 years, and 5.19% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 2.75% interest rate are used in valuing the disability benefits.

(5)	Includes accidental death and dismemberment insurance.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants with five years of service as an executive officer which, when added to the amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Fred D. Bauer, Vice President - General Counsel & Secretary

Benefits and Payments	Termination (No Change in Control) ($)	Normal Retirement ($) (1)	Early Retirement ($) (2)	Termination for Cause Following Change in Control ($) (3)	Termination Without Cause or for Good Reason Following Change in Control ($) (3)	Change in Control (No Termination) ($)	Death ($)	Termination due to Disability ($)
Base Salary	0	0	0	0	1,065,000	0	0	0
Management Incentive Plan	0	0	0	0	564,450	0	0	0
Performance Shares	0	0	0	0	43,888	146,331	190,220	190,220
SARs	0	0	0	0	87,032	185,735	272,767	272,767
RSUs	0	0	0	0	189,778	357,445	371,571	371,571
SERP (4)	0	0	0	0	0	2,230,659	771,927	2,634,732	*
Health Care and Welfare Benefits (5)	0	0	0	0	47,349	0	0	0
Life/Disability Insurance Proceeds (6)	0	0	0	0	0	0	1,463,083	*
Outplacement Services	0	0	0	0	20,000	0	0	0
Excise Tax Gross-Up	0	0	0	0	1,609,053	0	0	0
Total	0	0	0	0	3,626,550	2,920,170	3,069,568	3,469,290	*

(1)	“Normal retirement” under Applied’s plans is separation from service after attainment of age 65. Mr. Bauer is age 46 and therefore ineligible for normal retirement.

(2)	Mr. Bauer is ineligible for “early retirement” under Applied’s plans because he is only age 46; early retirement is defined as separation from service after attainment of age 55 with at least 10 years of service, five of which are as an executive officer.

(3)	These amounts do not reflect benefits received solely as a result of the change in control.

(4)	Calculation of post-termination SERP benefits assumes the executive would receive benefits in the installment payment form at the earliest date he would be eligible. To calculate the estimated present value of the installments, a 2.75% discount rate and the three-segment interest rate structure in effect for January 2012 under Code section 417(e), with 1.84% for the first five years, 4.36% for the next 15 years, and 5.19% thereafter, are used. The RP-2000 Disability Mortality Table for males and a 2.75% interest rate are used in valuing the disability benefits.

(5)	Includes health care benefits and accidental death and dismemberment insurance.

(6)	Proceeds are payable from third-party insurance policies and the SERP.

*	Applied’s supplemental long-term disability (“LTD”) insurance, with premiums paid by the executive, provides a monthly disability benefit equal to 60% of monthly total compensation (monthly base salary plus the average of the three most recent years’ annual incentive compensation divided by 12), minus the basic plan benefit of 60% of base salary, up to an additional $3,000 per month benefit. The aggregate maximum monthly LTD benefit, under the basic and supplemental programs, is $21,000. In addition, the SERP provides a monthly disability benefit to participants with five years of service as an executive officer which, when added to the amounts payable under the basic and supplemental LTD programs, equals 1/12th of 60% of the average of the highest three of the last 10 calendar years of total compensation (base salary plus annual incentive).

Jeffrey A. Ramras, Retired Vice President - Supply Chain Management

Benefits and Payments	Early Retirement on June 30, 2012 ($)
Performance Shares (1) (2)	147,473
SARs (2)	208,185
RSUs (2)	288,057
Total	643,715

(1)	Payout for performance shares upon retirement is prorated based on the portion of the performance period during which the executive worked and the actual achievement of performance targets.

(2)	Calculated using $36.85 closing price of Applied’s stock on the NYSE on June 29, 2012, the last trading day before Mr. Ramras’s retirement.

David L. Pugh, Retired Chairman & Chief Executive Officer

Benefits and Payments	Early Retirement on October 25, 2011 ($)
Performance Shares (1) (2)	576,038
SARs (2)	629,952
RSUs (2)	1,119,745
Total	2,325,735

(1)	Payout for performance shares upon retirement is prorated based on the portion of the performance period during which the executive worked and the actual achievement of performance targets.

(2)	Calculated using $32.30 closing price of Applied’s stock on the NYSE on October 25, 2011.

COMPENSATION COMMITTEE REPORT

The Executive Organization & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the annual report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC.

EXECUTIVE ORGANIZATION &

COMPENSATION COMMITTEE

Peter C. Wallace, Chair

William G. Bares

John F. Meier

ITEM 2 — ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

We believe that our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns. This belief is reflected in a nonbinding, advisory vote that provides shareholders the opportunity to approve the named executive officers’ compensation as disclosed in our proxy statement, including, among other things, our executive compensation objectives, policies, and practices. The Board has adopted an annual vote, which was our shareholders’ preference as expressed at last year’s annual meeting.

This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on any specific compensation item. The Board of Directors and its Executive Organization & Compensation Committee value shareholder opinion and intend to take the outcome of this vote into account when considering future executive compensation arrangements. However, because the vote is advisory, it will not directly affect existing compensation awards.

As discussed in the “Compensation Discussion and Analysis” section, above, Applied’s executive compensation program aims to attract, retain, and motivate executives to maximize long-term shareholder return. The program uses a variety of reward elements including base salary, annual incentives, and long-term incentives in the form of SARs to reward stock price appreciation, performance shares to reward sustained financial results, and RSUs tied to service to help retain executives. Overall, the company targets pay at market median levels. Targeted pay for the named executive officers changed by less than 5% over the past three years.

In voting on our compensation program, please consider the following:

Our program has a pay-for-performance orientation.

•	The program aims to pay above median levels only for results that exceed target goals or because of growth in Applied’s stock price.

•

With the exception of Mr. Pugh (who retired during the year and was not eligible for incentive pay), compensation tied to incentives made up the majority of the named executive officers’ targeted pay in 2012.

•	Incentive pay tied to financial results can range from 0% to 200% of target award levels, to motivate executives to exceed target goals and to penalize them for falling short.

•	Annual incentive payouts approximated target award levels because of strong financial results in 2012.

The program is aligned with long-term value creation and shareholders’ interests.

•	Long-term incentives awarded in 2012 accounted for 31% to 43% of the targeted pay of those named executive officers who served the entire year.

•	All long-term incentives are equity-based, whose ultimate value depends on the value of our stock.

•	Annual RSU awards have three-year cliff vesting, which is more demanding than typical market practice.

•

As of June 30, 2012, and except for Mr. Schrimsher (who was hired in October), all named executive officers met their stock ownership guidelines, solidifying their alignment with shareholders. Until they achieve the guideline, executives are required to retain the net shares received as a result of the exercise of stock options or SARs or the vesting of RSUs or performance shares.

•	We prohibit our executives from hedging their company shareholdings.

Applied modified its executive benefits program in 2012 to align with shareholders’ interests and best practices.

•

We froze participation in our defined benefit SERP and stopped accruing additional benefits, by virtue of years of service and compensation levels, for existing participants. A more modest defined contribution plan was adopted as a replacement.

•	We eliminated most personal benefits and perquisites, including automobile allowances, club memberships, financial planning and tax return preparation services, and annual physical examinations.

•

We terminated change in control agreements for executives below the executive officer level. As a result, the only remaining agreements are with the company’s seven executive officers. All the agreements have “double triggers,” meaning they provide benefits only if the executive’s employment is terminated under certain circumstances following a change in control, as further described in “Potential Payments upon Termination or Change in Control” beginning on page 38. The sole new agreement entered into in 2012, with Mr. Schrimsher, does not include a gross-up for excise taxes and it is expected that future agreements will follow suit.

Applied has effective processes to govern the program and to mitigate risk taking.

•	The Board adopted an annual shareholder advisory vote to approve Applied’s executive compensation, aligned with our shareholders’ preference expressed at last year’s annual meeting.

•	The Executive Organization & Compensation Committee uses an independent outside adviser that provides no other services to Applied.

•	The committee regularly holds sessions dedicated to updates on current and evolving trends in executive compensation.

•	Analytical tools such as tally sheets and share retention analyses keep the committee abreast of executives’ total compensation and equity holdings.

•	The committee maintains consistency in the time of the year it grants equity awards.

•	Applied’s performance plans have limits on the payouts or shares that can be earned.

•	The company has clawback provisions in its incentive award terms.

We believe our program has been effective, consistent with its primary objectives, as demonstrated when one examines Applied’s recent financial results. Applied’s operating performance continued to improve in 2012, maintaining sales and earnings momentum. Sales, EBITDA, and net income all reached record levels. The performance was notable considering that it was achieved while Applied continued its rollout of a company-wide enterprise resource planning system project. We also continue to have a strong balance sheet. With the gains in our stock price, which achieved record highs during the year, and reinvested dividends, our shareholders earned a total shareholder return in 2012 of 5.9%.

The executive officers’ annual incentive pay, earned approximately at target values, reflected the solid performance.

The Board asks that, after considering the information above, the “Compensation Discussion and Analysis,” and the compensation tables and related narrative discussion, you approve, on an advisory basis, the compensation paid to Applied’s named executive officers. The Board and its Executive Organization & Compensation Committee will review the advisory voting results and will take them into account in making future executive compensation decisions.

This advisory vote will be approved if it receives the affirmative vote of a majority of the shares of Applied common stock cast on the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Except for broker non-votes, if no voting specification is made on a properly returned and signed proxy card, the proxies named on the proxy card will vote “FOR” this resolution.

Applied’s Board of Directors recommends that you vote FOR this proposal approving the compensation paid to Applied’s named executive officers.

ITEM 3 — RATIFICATION OF AUDITORS

Subject to shareholder ratification, the Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending June 30, 2013. The committee made the appointment after evaluating the firm and its performance. Deloitte & Touche has confirmed it is not aware of any relationship between the firm (and its affiliates) and Applied that may reasonably be thought to bear on its independence.

Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates billed the following fees, including expenses, to Applied for fiscal years 2012 and 2011:

Type of Fees	Fiscal 2012 ($)	Fiscal 2011 ($)
Audit Fees	1,040,700	972,900
Audit-Related Fees	88,000	8,000
Tax Fees	1,212,500	433,700
All Other Fees	4,300	4,300

Audit-Related Fees in 2012 included amounts for consultation in preparation for the audit of our Canadian operations, debt compliance letters, and other agreed upon procedures, and in 2011 were for debt compliance letters and other agreed upon procedures.

Tax Fees in 2012 were for tax compliance and return preparation ($70,000) and consulting ($1,142,500) and in 2011 were for tax compliance and return preparation ($60,000) and consulting ($373,700).

All Other Fees in 2012 and in 2011 were for an annual subscription to an accounting research tool.

The Audit Committee pre-approves the services performed by the independent auditors to assure that the provision of the services does not impair the auditors’ independence. If a type of service to be provided is not included in the committee’s general pre-approval, then it requires specific pre-approval. In addition, any services exceeding pre-approved cost levels require additional committee pre-approval. The committee has delegated pre-approval authority to its chair, provided that the committee reviews the chair’s action at its next regular meeting. The committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent auditors.

Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying Deloitte & Touche’s appointment. Ratification requires the affirmative vote of a majority of the shares cast at the meeting. If Deloitte & Touche withdraws or otherwise becomes unavailable for reasons not currently known, the proxies will vote for other independent auditors, as they deem appropriate.

We expect one or more Deloitte & Touche representatives to be present at the meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR ratifying the appointment of the independent auditors.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board according to applicable laws and SEC and NYSE rules, and operates under a written charter. The charter is posted via hyperlink from the investor relations area of Applied’s website at www.applied.com.

In performing its responsibilities relating to the audit of Applied’s consolidated financial statements for the fiscal year ended June 30, 2012, the committee reviewed and discussed the audited financial statements with management and Applied’s independent auditors, Deloitte & Touche. The committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The independent auditors also provided to the committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The committee discussed with Deloitte & Touche their independence and also considered whether their provision of non-audit services to Applied is compatible with maintaining their independence.

Based on the reviews and discussions described above, the committee recommended to the Board that the audited financial statements be included in Applied’s 2012 annual report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE

Thomas A. Commes, Chair

J. Michael Moore

Vincent K. Petrella

Dr. Jerry Sue Thornton

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Applied’s executive officers and directors, and persons who beneficially own more than 10% of Applied’s stock, must file initial reports of ownership and reports of changes in ownership with the SEC and furnish copies to Applied.

Based solely on a review of forms furnished to us and written representations from Applied’s executive officers and directors, we believe that during the fiscal year ended June 30, 2012, all filing requirements were satisfied on a timely basis.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Proposals by shareholders for inclusion in our 2013 annual meeting proxy statement must be received by Applied’s Secretary at 1 Applied Plaza, Cleveland, Ohio 44115, no later than May 10, 2013. Under Ohio law, only proposals included in the meeting notice may be raised at a meeting of shareholders. Accordingly, if you wish to nominate a director candidate or bring other business from the floor of the 2013 annual meeting, you must notify the Secretary in writing by August 23, 2013.

HOUSEHOLDING INFORMATION

Only one copy of this proxy statement and annual report is being delivered to multiple shareholders sharing an address unless Applied received contrary instructions from one or more of the shareholders.

If a shareholder at a shared address to which single copies of the proxy statement and annual report were delivered wishes to receive a separate copy of the proxy statement or annual report, he or she should contact Applied’s registrar and transfer agent, Computershare Trust Company, N.A., by telephoning 1-800-988-5291 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. The shareholder will be delivered, without charge, a separate copy of the proxy statement or annual report promptly upon request.

If shareholders at a shared address currently receiving multiple copies of the proxy statement and annual report wish to receive only a single copy of these documents, they should contact Computershare in the manner described above.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the meeting. If other matters requiring a shareholder vote arise, including the question of adjourning the meeting, the persons named on the accompanying proxy card will vote your shares according to their judgment in the interests of Applied.

By order of the Board of Directors,

Fred D. Bauer

Vice President-General Counsel

& Secretary

September 7, 2012

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by Monday, October 22, 2012 (Thursday, October 18, 2012 for Retirement Savings Plan or Supplemental Defined Contribution Plan participants).

Vote by Internet
• Go to www.investorvote.com/AIT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Peter A. Dorsman	☐	☐	02 - J. Michael Moore	☐	☐	03 - Vincent K. Petrella	☐	☐

04 - Dr. Jerry Sue Thornton	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Say on Pay - To approve, through a nonbinding advisory vote, the compensation of Applied’s named executive officers.	☐	☐	☐	3.	Ratification of the Audit Committee’s appointment of independent auditors.	☐	☐	☐

	In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and sign below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.                                   Signature 1 — Please keep signature within the box.          Signature 2 — Please keep signature within the box.

CONSIDER RECEIVING FUTURE APPLIED INDUSTRIAL TECHNOLOGIES, INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future Applied Industrial Technologies, Inc. proxy notifications in electronic form rather than in print form. While voting via the Internet, just provide your e-mail address where indicated and click the box to give your consent. Electronic delivery saves Applied a significant portion of the costs associated with printing and mailing annual meeting materials. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. If you do not consent to electronic delivery, you will continue to receive the proxy notification in the mail.

Accessing the Applied Industrial Technologies, Inc. annual report and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

DIRECTIONS TO MEETING

You may access directions to attend the meeting at www.investorvote.com/AIT.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy/Instruction Card — Applied Industrial Technologies, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned appoints Neil A. Schrimsher, Benjamin J. Mondics and Mark O. Eisele, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Applied Industrial Technologies, Inc., on October 23, 2012, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card; if you do not provide direction, this proxy will be voted FOR all nominees and FOR Proposals 2 and 3.

NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN

AND/OR SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

This card also constitutes voting instructions for participants in the Applied Industrial Technologies, Inc. Retirement Savings Plan and/or Supplemental Defined Contribution Plan. A participant who signs on the reverse side hereby instructs Wells Fargo Bank, N.A., Trustee, to vote all the shares of Applied’s common stock allocated to the participant’s account(s) in the plan(s) and any shares not otherwise directed under the Retirement Savings Plan, at the Annual Meeting of Shareholders. If no voting instructions are provided on a properly executed card, the shares will be voted FOR all nominees and FOR Proposals 2 and 3.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.

SEE REVERSE SIDE